EXHIBIT 10.1

CREDIT AGREEMENT

ENERGY PARTNERS, LTD.,

as Borrower

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent

and CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

* * *

GE CAPITAL MARKETS, INC.

as Sole Lead Arranger and Bookrunner

$125,000,000 Revolving Credit Facility

$25,000,000 Term Loan Facility

September 21, 2009

i	CREDIT AGREEMENT

ii	CREDIT AGREEMENT

iii	CREDIT AGREEMENT

Schedules and Exhibits:
Schedule 1	-	Disclosure Schedule
Schedule 2	-	Security Schedule
Schedule 3	-	Insurance Schedule
Schedule 4	-	Lenders Schedule

Exhibit A-1	-	Revolving Promissory Note
Exhibit A-2	-	Term Promissory Note
Exhibit B	-	Borrowing Notice
Exhibit C	-	Form of Notice of Conversion or Continuation
Exhibit D	-	Certificate Accompanying Financial Statements
Exhibit E	-	Intentionally Deleted
Exhibit F	-	Assignment and Assumption

iv	CREDIT AGREEMENT

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of September 21, 2009, by and among Energy Partners, Ltd., a Delaware corporation (“Borrower”), General Electric Capital Corporation, individually and as administrative agent (“Administrative Agent”) and as LC Issuer, and the Lenders referred to below.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein in consideration of the loans which may hereafter be made by Lenders and the Letters of Credit which may be made available by LC Issuer to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I—Definitions and References

Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Additional Indebtedness” means Indebtedness for borrowed money of the Borrower other than Indebtedness permitted under Section 7.1.

“Administrative Agent” means General Electric Capital Corporation, as administrative agent hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(a) to vote 20% or more of the securities or other Equity Interests (on a fully diluted basis) having ordinary voting power for the election of directors, the managing general partner or partners or the managing member or members; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolver Commitments” means the Revolver Commitments of all the Lenders.

“Agreement” means this Credit Agreement as amended, restated, supplemented or otherwise modified from time to time.

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“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of Base Rate Loans and such Lender’s Eurodollar Lending Office in the case of Eurodollar Loans.

“Applicable Revolver Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolver Commitments represented by such Lender’s Revolver Commitment at such time. If the commitment of each Lender to make Revolver Loans has been terminated pursuant to Section 8.2 or if the Aggregate Revolver Commitments have expired, then the Applicable Revolver Percentage of each Lender shall be determined based on the percentage such Lender’s Revolver Loans constitute of all Revolver Loans. The initial Applicable Revolver Percentage of each Lender is set forth opposite the name of such Lender on the Lenders Schedule or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Term Percentage” means with respect to any Lender, the percentage (carried out to the ninth decimal place) of the aggregate outstanding amount of Term Loans represented by the outstanding amount of such Lender’s Term Loan at such time.

“Applicable Utilization Level” means on any date the level set forth below that corresponds to the percentage, at the close of business on such day, equivalent to the (i) Total Outstandings divided by (ii) the Borrowing Base (the “Utilization Percent”):

Applicable Utilization Level	Utilization Percent
Level I	Greater than or equal to 75%

Level II	Greater than or equal to 50% but less than 75%

Level III	Less than 50%

provided, however, that on any date on or before the later of (i) the date that is one year after the Closing Date and (ii) the date when all Obligations in respect of the Term Loans have been paid in full, the Applicable Utilization Level shall be Level I.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means (a) the sale, assignment, transfer, exchange or other disposition by any Restricted Person of (i) any Borrowing Base Property or (ii) all or substantially all of its right, title and interest in any other Restricted Person owning any Borrowing Base Property, other than to another Restricted Person in accordance with the terms hereof or (b) the early termination or settlement by any Restricted Person of any Hedging Contracts on which Administrative Agent and Lenders have included in determining the then current Borrowing Base.

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“Assignment and Assumption Agreement” means a document in the form of Exhibit F duly executed by a Lender.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “base rate” on corporate loans posted by at least 75% of the nation’s largest banks in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent), (b) one percent (1.00%) per annum plus the Eurodollar Rate for an amount equal to the Base Rate Loans then outstanding for an Interest Period of three months, and (c) the Federal Funds Rate plus three percent (3.00%) per annum. Changes in the Base Rate resulting from changes in any of the foregoing shall be effective on the effective date of such change in the “base rate”, “bank prime loan” rate, the Federal Funds Rate or the Eurodollar Rate, without notice or demand of any kind.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Margin” means, on any date, with respect to each Base Rate Loan, the rate per annum set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Base Rate Margin
Level I	3.50%

Level II	3.25%

Level III	3.00%

Changes in the applicable Base Rate Margin will occur automatically without prior notice as changes in the Applicable Utilization Level occur. Administrative Agent will give notice promptly to Borrower and the Lenders of changes in the Base Rate Margin.

“Borrower” means Energy Partners, Ltd., a Delaware corporation.

“Borrowing” means a borrowing of new Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

“Borrowing Base” means, at the particular time in question, either the amount provided for in Section 2.8 or the amount determined by Administrative Agent and Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) in accordance with the provisions of Section 2.9, as reduced by Borrower pursuant to Section 2.10; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Credit Amount.

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“Borrowing Base Deficiency” has the meaning given to such term in Section 2.7(d).

“Borrowing Base Properties” means the oil and gas properties evaluated and approved by Lenders for purposes of establishing the Borrowing Base.

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in New York City. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(b) demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;

(c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S & P;

(e) money market or other mutual funds (i) that are rated AA or better by S & P or (ii) substantially all of the assets of which comprise securities of the types described in subsections (a) through (d) above; and

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(f) other similar Investments approved in writing by (a) at any time when there are less than three Lenders, Required Lenders and (b) at any time when there are three or more Lenders, Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means:

(a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any of the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the total Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) an event or series of events by which during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 and, with respect to the initial Borrowing hereunder, Section 4.2 shall have been satisfied or waived.

5	[CREDIT AGREEMENT]

“Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations.

“Commitment Fee Rate” means, on any date, the rate per annum set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Commitment Fee Rate
Level I	1.00%

Level II	1.00%

Level III	0.75%

Changes in the applicable Commitment Fee Rate will occur automatically without prior notice as changes in the Applicable Utilization Level occur. Administrative Agent will give notice promptly to Borrower and the Lenders of changes in the Commitment Fee Rate.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a) the Revolver Termination Date, and (b) the date of termination of the commitment of each Revolver Lender to make Revolver Loans pursuant to Section 8.2.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated EBITDAX” means, for any period (without duplication), the sum of (1) Consolidated Net Income during such period (excluding extraordinary items that have a characteristic of extraordinary items as that term is defined under GAAP), plus (2) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and debt issue costs and the interest component of any non-cash deferred or accrued payment obligations, including, but not limited to, accretion of obligations recorded for abandonment and decommissioning activities pursuant to the requirements of FASB 143 and Capital Lease Obligations) which were deducted in determining such Consolidated Net Income, plus (3) all income taxes which were deducted in determining such Consolidated Net Income, plus (4) all depreciation, amortization (including amortization of good will), depletion, exploration expense and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the requirements of FASB 123, 133, 143 or 144, each as amended or revised from time to time) which were deducted in determining such Consolidated Net Income, plus (5) fees and expenses incurred through the Closing Date in connection with the transactions involved in Borrower’s

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exit from Chapter 11 protection including, without limitation, all professional and advisory fees, in an amount not to exceed $500,000 plus (6) any non-recurring or unusual losses during such period to the extent that same are acceptable to Borrower and (a) at any time when there are less than three Lenders, Required Lenders and (b) at any time when there are three or more Lenders, Administrative Agent, minus (7) all non-cash (other than the accrual of revenue or recording of receivables in the ordinary course of business) items of income which were included in determining such Consolidated Net Income, minus (8) any non-recurring or unusual gains during such period to the extent deemed appropriate by (a) at any time when there are less than three Lenders, Required Lenders and (b) at any time when there are three or more Lenders, Administrative Agent.

“Consolidated Net Income” means, for any period, Borrower’s Consolidated Net Income available to common stockholders under GAAP, plus any dividends accrued but unpaid during the period less earnings attributable to any Person (other than a Restricted Person) in which Borrower or any of its Subsidiaries has an ownership interest not actually received from such Person during the period, plus losses attributable to any Person (other than a Restricted Person) in which Borrower or any of its Subsidiaries has an ownership interest not actually paid to such Person.

“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan, the rate per annum equal to two percent (2%) above the sum of the Base Rate plus the Base Rate Margin then in effect for such Loan and (b) with respect to any Eurodollar Loan, the rate per annum equal to two percent (2%) above the sum of the Eurodollar Rate plus the Eurodollar Margin then in effect for such Loan and provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Matured LC Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed Insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Determination Date” has the meaning given to such term in Section 2.9.

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“Devon Escrow Account” means the escrow account created under that certain Trust Agreement, dated March 31, 2000, between Ocean Energy, Inc. (now Devon Energy Production Company, LP), Borrower, as Buyer, and Chase Bank of Texas, National Association, as Trustee, relative to oil and gas leasehold and other assets and interests located in South Pass 24, 27 & 39 Fields, onshore and offshore, Louisiana.

“Disclosure Schedule” means Schedule 1 hereto.

“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any stock, partnership interest, membership interest, or other Equity Interest in such Restricted Person or any other Restricted Person (including any option or warrant to buy such an Equity Interest), (b) any payment made by a Restricted Person to purchase, redeem, acquire or retire any stock, partnership interest, membership interest, or other Equity Interest in such Restricted Person or any other Restricted Person (including any such option or warrant) or (c) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment (other than the payment of in kind interest) or scheduled sinking fund payment of any Indebtedness in respect of borrowed money of any Restricted Person which is subordinate or junior in right of payment to the Secured Obligations.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Revolver Commitment, LC Issuer, and (iii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Sections 6.2(f) and (g).

“Environmental Laws” means any and all Laws and Permits pertaining to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the environment (including natural resources), or workplace health and safety, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of

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1990; the Outer Continental Shelf Liability Act; and all similar Requirements of Law of any Governmental Authority and all amendments to such Requirements of Law and all regulations implementing any of the foregoing in effect in any and all jurisdictions in which any Restricted Person is conducting, or at any time has conducted, business, or where any property of any Restricted Person is or has been located.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Restricted Person as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Restricted Person, whether on, prior or after the date hereof.

“EPL Delaware” means Delaware EPL of Texas, L.L.C., a Delaware limited liability company.

“EPL Louisiana” means EPL of Louisiana, L.L.C., a Louisiana limited liability company.

“EPL Pioneer” means EPL Pioneer Houston, Inc. a Texas corporation.

“EPL Pipeline” means EPL Pipeline, L.L.C., a Delaware limited liability company.

“Equity Interest” means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.

“Equity Investor” means any owner or holder of Equity Interests of the Borrower immediately after giving effect to Borrower’s confirmed Plan of Reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person (a) is currently sponsoring, maintaining or contributing to, or (b) was sponsoring, maintaining or contributing to at any time during the six calendar years immediately preceding the date hereof.

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“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the second full Business Day next preceding to the first day of each Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available commercial service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the Administrative Agent in its discretion. In no event shall the Eurodollar Base Rate be a rate per annum less than two percent (2.00%).

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Margin” means, on any date, with respect to each Eurodollar Loan, the rate per annum set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Eurodollar Margin
Level I	4.50%

Level II	4.25%

Level III	4.00%

Changes in the applicable Eurodollar Margin will occur automatically without prior notice as changes in the Applicable Utilization Level occur. Administrative Agent will give notice promptly to Borrower and the Lenders of changes in the Eurodollar Margin.

“Eurodollar Rate” means, with respect to any Interest Period and for any Eurodollar Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Loan.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two (2) Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve

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requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, LC Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.7(b), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.5(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.5(a).

“Existing Credit Agreement” means that certain Credit Agreement dated April 23, 2007 among Borrower, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

“Facility” means, as applicable, either the Revolver Loans or the Term Loans provided for hereunder.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

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“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Required Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each of EPL Delaware, EPL Louisiana, EPL Pioneer, EPL Pipeline, and any Person who has guaranteed some or all of the Secured Obligations pursuant to a guaranty listed on the Security Schedule or any other Person who has guaranteed some or all of the Secured Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Borrower which now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.15.

“Hazardous Materials” means and includes each substance defined, designated or classified as a hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes and any petroleum, petroleum products, petroleum substances, crude oil or oil or gas exploration or production wastes.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

12	[CREDIT AGREEMENT]

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that does not have direct Indebtedness and does not guarantee any other Indebtedness of the Borrower or another Subsidiary in excess of $250,000, and, as of any applicable date of determination, has (a) assets of less than $250,000 and (b) owns no Oil and Gas Properties.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a) Liabilities for borrowed money, including any accrued and unpaid interest thereon;

(b) Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(c) Liabilities evidenced by a bond (other than surety bonds), debenture, note or similar instrument;

(d) Liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one (1) year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations) except for liabilities shown on such Person’s balance sheet that arise from the application of FASB 143 or FASB 123, as amended or revised;

(e) Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof which would be accounted for as an interest expense under GAAP;

(f) Liabilities constituting principal under Capital Lease Obligations;

(g) Liabilities arising under conditional sales or other title retention agreements relating to property purchased by such Person;

(h) Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services) to the extent of the lesser of (i) the

13	[CREDIT AGREEMENT]

amount of such Indebtedness and (ii) the maximum stated amount of such guaranty of Indebtedness, but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(j) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

(k) Liabilities with respect to banker’s acceptances;

(l) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(m) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor (other than gas balancing arrangements entered into the ordinary course of business);

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor (unless such Liabilities are being contested in good faith).

“Indemnitee” has the meaning given to such term in Section 10.4(b).

“Independent Engineers” means the independent petroleum engineering firms described in clause (i) or (ii) in the definition of Initial Engineering Report or another independent petroleum engineering firm chosen by Borrower and acceptable to Administrative Agent.

“Initial Borrowing Base” has the meaning given to such term in Section 2.8.

“Initial Engineering Report” means those certain engineering reports concerning oil and gas properties of Borrower prepared by (i) Ryder Scott Company as of December 31, 2008, (ii) Netherland Sewell & Associates, Inc. as of December 31, 2008 and (iii) Staff Engineers as of July 1, 2009.

“Initial Financial Statements” means (a) the audited annual Consolidated financial statements of Borrower dated as of December 31, 2008, (b) the unaudited quarterly Consolidated financial statements of Borrower dated as of June 30, 2009, and (c) the pro forma balance sheet of Borrower as of June 30, 2009 after giving effect to the transactions contemplated by this Agreement.

14	[CREDIT AGREEMENT]

“Insolvent” means with respect to any Person, that such Person (a) is insolvent (as such term is defined in the United States Bankruptcy Code, Title 11 U.S.C., as amended (the “Code”), and with all terms used in this Section that are defined in the Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Code), or (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, and (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged. Such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts which will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Person against other Restricted Persons under its guaranties of the Secured Obligations, at law, in equity or otherwise shall be taken into account.

“Insurance Schedule” means Schedule 3 attached hereto.

“Interest Expense” means, for any period of calculation, calculated for Borrower and its Subsidiaries on a Consolidated basis determined in accordance with GAAP, total interest expense (including interest expense pursuant to Capital Lease Obligations) for such period less any interest paid in kind during such period.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last day of each March, June, September and December, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period is six months in length, the date specified by Administrative Agent which is approximately three months after such Interest Period begins; provided that the last day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1 (a) or (b).

“Interest Period” means, with respect to each Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/ Conversion Notice (which must be a Business Day), and ending three or six months thereafter, as Borrower may elect in such notice; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period which would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the next preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

15	[CREDIT AGREEMENT]

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase, acquisition of Equity Interests, indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Law” means any statute, law, common law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

“LC Collateral” has the meaning given to such term in Section 2.16(a).

“LC Conditions” has the meaning given to such term in Section 2.11.

“LC Issuer” means General Electric Capital Corporation in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to General Electric Capital Corporation.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding (but excluding any LC Obligations for which Borrower has provided LC Collateral).

“LC Sublimit” means $20,000,000.

“Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts between Borrower or any Guarantor and a counterparty that is a Lender or an Affiliate of a Lender that were entered into prior to the Closing Date or while such counterparty was Lender or an Affiliate of a Lender; provided that if such counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into or in existence at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder.

“Lender Parties” means Administrative Agent, LC Issuer, and all Lenders.

“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including General Electric Capital Corporation in its capacity as a Lender hereunder rather than as Administrative Agent or LC Issuer, and the successors of each such party as Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 4 hereto.

16	[CREDIT AGREEMENT]

“Letter of Credit” means any letter of credit issued by LC Issuer hereunder at the application of Borrower.

“Letter of Credit Fee Rate” means, on any date, with respect to each Letter of Credit, the Eurodollar Margin for such date.

“Letter of Credit Termination Date” means the date which is seven (7) days prior to the Revolver Termination Date or if such day is not a Business Day, the next preceding Business Day.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, and all other agreements, certificates, documents, instruments and writings at any time delivered by a Restricted Person in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” means, collectively, the Term Loans and the Revolver Loans.

“Material Adverse Change” means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, without giving effect to any change resulting from fresh start accounting, to (a) Borrower’s Consolidated financial condition, (b) Borrower’s Consolidated business, assets, operations, properties, or liabilities (contingent or otherwise), considered as a whole, (c) Borrower’s ability to timely pay the Secured Obligations, (d) Borrower’s or any Guarantor’s ability to perform their respective obligations under the Loan Documents (to the extent a party thereto), or (e) the enforceability of the material terms of any Loan Documents against the Restricted Persons or on the rights and remedies of the Lenders under any Loan Document.

17	[CREDIT AGREEMENT]

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maximum Credit Amount” means the amount of $150,000,000.

“Minimum Collateral Amount” means Oil and Gas Properties to which are attributable, ninety percent (90%) of the Present Value of the Proved Reserves attributable to all of the Borrowing Base Properties.

“MMS” means the U.S. Minerals Management Service, and any Governmental Authority succeeding to any of its principal functions.

“Monthly Term Repayment” has the meaning given to such term in Section 2.7(e).

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Net Cash Proceeds” means the remainder of (a) the gross cash proceeds received by any Restricted Person from any Asset Disposition or from the issuance of any Additional Indebtedness less (b) commissions, legal, accounting and other professional fees and expenses, and other usual and customary transaction costs, including, without limitation, indemnification and other post-closing obligations and reserves related to any such Asset Disposition or any such incurrence of Additional Indebtedness, in each case only to the extent paid or payable by a Restricted Person in cash and related to such Asset Disposition or such incurrence of Additional Indebtedness.

“Notes” means, collectively, the Revolver Notes and the Term Notes.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations and Liabilities for interest and fees. “Obligation” means any part of the Obligations.

“Oil and Gas Properties” means (i) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets, (ii) all oil and gas gathering treating, storage, processing and handling assets, (iii) all pipelines, and (iv) all platforms, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment.

“Organizational Documents” mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint

18	[CREDIT AGREEMENT]

venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.5(c).

“Permits” means any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from any Governmental Authority.

“Permitted Investments” means:

(a) Cash Equivalents;

(b) existing Investments described in the Disclosure Schedule;

(c) normal and prudent extensions of credit by Restricted Persons to their customers, suppliers or joint interest partners for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner;

(d) Investments among Restricted Persons; provided that Investments in the form of extensions of credit to Restricted Persons shall be subordinated to the Secured Obligations upon terms and conditions satisfactory to Required Lenders and Administrative Agent in their sole and absolute discretion;

(e) Investments related to acquisitions by Restricted Persons of oil, gas and/or mineral leases in an amount not to exceed $8,000,000 in the aggregate;

(f) Loans and advances, including advances for travel and moving expenses, to employees, officers and directors of Borrower and other Restricted Persons in the ordinary course of business for bona fide business purposes not in excess of $250,000 at any one time outstanding; and

(g) Investments not described in subsections (a) through (f) above which do not (taking into account all Investments of all Restricted Persons) exceed an aggregate amount of $250,000 during any Fiscal Year.

“Permitted Liens” means:

(a) statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialman’s, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the

19	[CREDIT AGREEMENT]

extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c) minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d) deposits of cash or securities to secure the performance of bids, trade contracts (other than Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens securing any Secured Obligations;

(f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and that do not materially interfere with the future development of such property or with cash flow from such property as reflected in the most recent Engineering Report;

(g) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired no action to enforce such Lien has been commenced; and such Liens are covered by a bond or insurance reasonably acceptable to Administrative Agent;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;

(j) Liens under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of Borrower or its Subsidiaries to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(k) encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Oil and Gas Properties, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of its business, and none of which is or shall be violated in any material respect by existing proposed operations;

20	[CREDIT AGREEMENT]

(l) the terms and provisions of any of the oil and gas leases and amendments thereto pursuant to which any Restricted Person derives its interest;

(m) Liens securing the Permitted Subordinated Indebtedness subordinated pursuant to the Subordination Agreement;

(n) Liens securing Indebtedness permitted under Section 7.1(f);

(o) Liens arising from the filing of UCC financing statements solely as a precautionary measure in connection with operating leases; and

(p) Liens not otherwise permitted by the foregoing clauses (a) through (o); provided that the aggregate principal or face amount of all such Indebtedness secured under this clause (p) shall not exceed $250,000.

“Permitted Subordinated Credit Facility” means that certain Indenture dated of even date herewith among Borrower, Trustee and the guarantors party thereto maturing September 21, 2014 (as such date may be extended pursuant to the terms of such Indenture), which is subject to subordination as provided in the Subordination Agreement.

“Permitted Subordinated Indebtedness” means Indebtedness under the Permitted Subordinated Credit Facility that is subordinated to the Secured Obligations pursuant to the Subordination Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means May 1, 2009.

“Plan of Reorganization” means that certain Second Amended Joint Plan of Reorganization of Energy Partners, Ltd. And Certain of its Subsidiaries Under Chapter 11 of the Bankruptcy Code, as modified as of September 16, 2009, as may have been further modified or supplemented prior to the Closing Date and as confirmed by the Bankruptcy Court pursuant to the Bankruptcy Code.

“Present Value” of any Oil and Gas Property means the present value of the future net revenues attributed to such property in the most recent Engineering Report using a discount rate of nine percent (9%).

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from Proved Developed Producing Reserves attributable to properties and interests owned by the Restricted Persons that are located in or offshore of the United States, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for

21	[CREDIT AGREEMENT]

sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(f) or (g) and otherwise are satisfactory to Administrative Agent.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“Rating Agency” means either S & P or Moody’s.

“Register” means a register maintained at the office of Administrative Agent for the recordation of the names and addresses of the Lenders, the Revolver Commitments and Term Commitments of the Lenders, and the principal amounts of the Loans and LC Obligations owing to each Lender pursuant to the terms of this Agreement from time to time.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article IV) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 9.4 or any comparable provision of any Loan Document.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means (a) at any time when there are less than three Lenders, all Lenders and (b) at any time when there are three or more Lenders, Lenders having more than

22	[CREDIT AGREEMENT]

sixty-six and two-thirds percent (66 2/ 3%) of the sum of (i) the Aggregate Revolver Commitments, or if the Revolver Commitments have terminated, the outstanding Revolver Loans, and (ii) the then outstanding Term Loans, if any; provided that the Revolver Commitment of, and the portion of outstanding Revolver Loans or outstanding Term Loans held by, any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to Borrower, the President, Chief Executive Officer, Chief Financial Officer, Chief Restructuring Officer, Treasurer, Secretary or any Vice President of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a corporation, the President, Chief Executive Officer, Chief Financial Officer, Chief Restructuring Officer, Treasurer, Secretary or any Vice President of such Restricted Person, if such Restricted Person is a limited liability company, a Manager or officer of such Restricted Person, as applicable, and if such Restricted Person is a limited partnership, the applicable officer of the general partner of such limited partnership.

“Restricted Person” means any of Borrower, each Subsidiary of Borrower, and each Guarantor.

“Revolver Commitment” means, with respect to any Lender, its obligation to make Revolver Loans to the Borrower pursuant to Section 2.1(a), in an aggregate principal amount at any one time outstanding not to exceed the Revolver Commitment amount set forth opposite such Lender’s name on the Lenders Schedule or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolver Lender” means any Lender who maintains a Revolver Commitment or has outstanding Revolver Loans.

“Revolver Loan” has the meaning specified in Section 2.1(a).

“Revolver Note” has the meaning specified in Section 2.1(a).

“Revolver Termination Date” means September 21, 2012.

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

23	[CREDIT AGREEMENT]

“Scheduled Determination” means each determination of the Borrowing Base that is not a Special Determination.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the Lenders, the LC Issuers, the Administrative Agent, any holder of a Lender Hedging Obligation, each other Indemnitee and any other holder of any Obligation of any Restricted Person.

“Secured Obligations” means all Obligations and all Lender Hedging Obligations.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment or performance of any part of the Secured Obligations.

“Security Schedule” means Schedule 2 hereto.

“Special Determinations” has the meaning given to such term in Section 2.9(c).

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Staff Engineers” means petroleum engineers who are employees of Borrower or of a staffing company that provides its employees to Borrower.

“Subordination Agreement” means that certain Subordination Agreement among Borrower, The Bank of New York Mellon Trust Company, N.A., Administrative Agent and the other parties party thereto of even date herewith, in form and substance satisfactory to Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person.

“Taxes” has the meaning specified in Section 3.5(a).

24	[CREDIT AGREEMENT]

“Term Commitment” means its obligation to make a Term Loan on the Closing Date to the Borrower pursuant to Section 2.1(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Lenders Schedule.

“Term Lenders” means any Lender who maintains a Term Commitment or has outstanding Term Loans.

“Term Loan” has the meaning specified in Section 2.1(b).

“Term Maturity Date” means September 21, 2010.

“Term Note” has the meaning specified in Section 2.1(b).

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) or 4043(b)(4) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which reasonably could be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Threshold Amount” means $500,000.

“Total Funded Debt” means the categories of Liabilities of Borrower described in clauses (a), (b), (c), (f), (h) and (j) of the definition of “Indebtedness” in Section 1.1 (without duplication).

“Total Outstandings” means the Total Revolver Outstandings and the Total Term Outstandings.

“Total Revolver Outstandings” means the sum of (1) the aggregate outstanding principal amount of all Revolver Loans after giving effect to any borrowings and prepayments or repayments of Revolver Loans occurring on such date and (2) the existing LC Obligations at such time.

“Total Term Outstandings” means the aggregate outstanding principal amount of all Term Loans after giving effect to any prepayments or repayments of Term Loans occurring on such date.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

25	[CREDIT AGREEMENT]

“Trustee” means The Bank of New York Mellon Trust Company, N.A., and any successor, assignee or replacement thereof.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time.

“Unused Borrowing Base” means, at any time of determination, the Borrowing Base minus the Total Outstandings.

Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3. Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

26	[CREDIT AGREEMENT]

Section 1.4. Calculations and Determinations. Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

Section 1.5. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II—The Loans and Letters of Credit

Section 2.1. Commitments to Lend; Notes.

(a) Subject to the terms and conditions hereof, each Lender agrees to make loans to Borrower (herein called such Lender’s “Revolver Loans”) upon Borrower’s request from time to time during the Commitment Period, provided that (a) Loans of the same Type shall be made by Lenders in accordance with their respective Applicable Revolver Percentage and as part of the same Borrowing, and (b) after giving effect to such Loans, (i) the Total Outstandings do not exceed the Borrowing Base and (ii) the Total Revolver Outstandings do not exceed the Aggregate Revolver Commitments then in effect. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder. The aggregate amount of all Loans (other than Loans made pursuant to Section 2.13(b)) in any Borrowing must be greater than or equal to $500,000 or any higher integral multiple of $100,000 or must equal the remaining availability under the Borrowing Base. Revolver Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein. The obligation of Borrower to repay to each Lender the aggregate amount of all Revolver Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Revolver Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A-1 with appropriate insertions.

(b) Subject to the terms and conditions hereof, on the Closing Date, each Lender agrees to make a loan to Borrower (herein called such Lender’s “Term Loans”) in an aggregate amount not to exceed such Lender’s Term Commitment. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein. The obligation of Borrower to repay to each

27	[CREDIT AGREEMENT]

Lender the aggregate amount of all Term Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Term Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A-2 with appropriate insertions.

(c) The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Revolver Loans or Term Loans, as applicable, theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein. Each Note shall be due and payable as provided herein, and shall be due and payable in full on the earlier to occur of (i) the termination of the Revolver Commitment or the acceleration of the Term Loans, as applicable, pursuant to Section 8.1 and (ii) (A) the Revolver Termination Date, in the case of Revolver Notes and (B) the Term Maturity Date, in the case of Term Notes.

Section 2.2. Requests for New Loans. Borrower must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a) specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

(b) be received by Administrative Agent not later than 10:00 a.m., New York City time, on (i) the Business Day preceding the day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless Administrative Agent shall have received notice from a Revolver Lender prior to the proposed date of any Borrowing that such Revolver Lender will not make available to Administrative Agent such Revolver Lender’s share of such Borrowing, Administrative Agent may assume that such Revolver Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Revolver Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Revolver Lender

28	[CREDIT AGREEMENT]

and the Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Revolver Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Revolver Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Revolver Lender pays its Applicable Revolver Percentage of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolver Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Revolver Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3. Conversion and Continuation Options.

(a) Option. Borrower may elect (i) in the case of any Eurodollar Loan, (A) to continue such Eurodollar Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 3.3, and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Loans at any time on any Business Day upon 3 Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Loans having such Interest Period must be an integral multiple of $500,000 and (y) no Conversion in whole or in part of Base Rate Loans to Eurodollar Loans and no Continuation in whole or in part of Eurodollar Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such Conversions or Continuations or (2) such Continuation or Conversion would be made during a suspension imposed by Section 2.17.

(b) Procedure. Each such election shall be made by giving the Administrative Agent at least 3 Business Days’ prior notice in substantially the form of Exhibit C (a “Notice of Conversion or Continuation”) duly completed. Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If Administrative Agent does not receive a timely Notice of Conversion or Continuation from Borrower containing a permitted election to continue or convert any Eurodollar Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan. Each partial Conversion or Continuation shall be allocated ratably among the Lenders in the applicable Facility in accordance with their Applicable Revolver Percentage or Applicable Term Percentage, as applicable.

Section 2.4. Use of Proceeds. Borrower shall use the proceeds of the Loans to (i) partially repay the Existing Credit Agreement, (ii) repay certain payables and expenses that existed on or before the Petition Date, (iii) pay fees and expenses incurred pursuant to this Agreement and the transactions related thereto and occurring in connection therewith and (iv)

29	[CREDIT AGREEMENT]

provide working capital for its operations and for other general business purposes. Borrower shall use all Letters of Credit for its general corporate purposes. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.5. Interest Rates and Fees; Payment Dates.

(a) Rate. All Loans and the outstanding amount of all other Obligations (other than pursuant to Lender Hedging Obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Base Rate Margin, each as in effect from time to time, (ii) in the case of Eurodollar Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Eurodollar Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Base Rate Margin for Revolver Loans that are Base Rate Loans, each as in effect from time to time.

(b) Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), and (B)(1) if such Loan is a Base Rate Loan, on the last day of each calendar quarter commencing on the first such day following the making of such Loan, (2) if such Loan is a Eurodollar Loan, on the last day of each Interest Period applicable to such Loan and, if applicable and without duplication, on each date during such Interest Period occurring every 3 months from the first day of such Interest Period and (ii) if accrued on any other Obligation, on demand from any time after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii), or (B) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at the Default Rate, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d) Unused Commitment Fee. Borrower agrees to pay to each Revolver Lender a commitment fee on the actual daily amount by which (i) such Revolver Lender’s Applicable Revolver Percentage of (A) the Borrowing Base then in effect less (B) the Total Term Outstandings at such time exceeds (ii) such Revolver Lender’s Applicable Revolver Percentage

30	[CREDIT AGREEMENT]

of the Total Revolver Outstandings at such time from the date hereof through the Revolver Termination Date at a rate per annum equal to the Commitment Fee Rate, payable in arrears (x) on the last day of each calendar quarter and (y) on the Revolver Termination Date. Notwithstanding anything contained herein to the contrary, at any time that a Revolver Lender shall be a Defaulting Lender hereunder, such commitment fees shall cease to accrue for the benefit of any such Defaulting Lender.

(e) Letter of Credit Fees. Borrower agrees to pay the fees set forth in Section 2.14.

(f) Principal Payment Fees. Borrower will pay to Administrative Agent, for the account of each Lender, a prepayment fee on the principal amount of each prepayment of (i) Term Loans under Section 2.6 or Section 2.7 (other than the Monthly Term Repayment) which, in either case, results from the refinancing of such Term Loans and (ii) the Revolver Loans in connection with any reduction in the Borrowing Base, termination of any part of the Aggregate Revolver Commitments, or refinancing of such Revolver Loans, in each case if such prepayment occurs prior to the date that is six months prior to the Revolving Termination Date, equal to one percent (1.0%) of the principal amount so repaid.

(g) Additional Fees. In addition to all other amounts due to Administrative Agent under the Loan Documents (but without duplication), Borrower will pay fees to Administrative Agent as described in that certain letter agreement dated as of August 28, 2009 between Administrative Agent and Borrower.

(h) Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to the Lenders all unpaid interest which has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Lenders all unpaid interest which has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

Section 2.6. Optional Prepayments. Borrower may, (a) upon one Business Days’ notice to Administrative Agent with respect to any Base Rate Loan and (b) upon three Business Days’ notice to Administrative Agent with respect to any Eurodollar Loan, from time to time, subject to Sections 2.5(f) and 3.2, prepay the Loans, in whole or in part, provided (i) that the aggregate amounts of all partial prepayments of principal on the Loans equals $500,000 or any higher integral multiple of $500,000, (ii) that Borrower does not make any prepayments which would reduce the unpaid principal balance of any Loan to less than $100,000 without first either (1) terminating this Agreement or (2) providing assurance satisfactory to Administrative Agent in its discretion that Lenders’ legal rights under the Loan Documents are in no way adversely affected by such reduction, and (iii) that if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.2. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

31	[CREDIT AGREEMENT]

Section 2.7. Mandatory Prepayments

(a) Within one Business Day of the consummation by any Restricted Person of any Asset Disposition, the Borrower shall make a mandatory prepayment of the Loans in an amount, if any, required to eliminate any Borrowing Base Deficiency existing after giving effect to such Asset Disposition. Notwithstanding the foregoing, in the event a Default or Event of Default is in existence on the date of the consummation of any Asset Disposition, all Net Cash Proceeds from such Asset Disposition shall be applied as a mandatory prepayment of the Loans contemporaneously upon the consummation of any such Asset Disposition.

(b) Contemporaneously upon the issuance by any Restricted Person of any Additional Indebtedness, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the Net Cash Proceeds received from such issuance.

(c) If at any time the Total Outstandings exceeds the Maximum Credit Amount (whether due to a reduction in the Maximum Credit Amount in accordance with this Agreement, or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans (and after all Loans are repaid in full, provide LC Collateral in accordance with Section 2.16(a)) in an amount at least equal to such excess.

(d) If at any time the Total Outstandings is less than the Maximum Credit Amount but in excess of the Borrowing Base (such excess being herein called a “Borrowing Base Deficiency”), Borrower shall:

(i) if such Borrowing Base Deficiency results from any sale, assignment or the other disposition of any Borrowing Base Property (without waiving the requirement of Required Lenders’ consent to any sale, assignment or other disposition in violation of any Loan Document), contemporaneously with the consummation of such disposition, deliver an aggregate amount at least equal to such Borrowing Base Deficiency to Administrative Agent for the prepayment of the principal of the Loans;

(ii) in all other instances, within ten (10) Business Days after Administrative Agent gives notice of the Borrowing Base Deficiency to Borrower, either:

A. give written notice to Administrative Agent electing to prepay the principal of the Loans (and, if the Total Outstandings exceeds the Borrowing Base after all Loans are repaid in full, provide LC Collateral in accordance with Section 2.16(a)) in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency (or, if the Total Outstandings exceeds the Borrowing Base after the Loans have been paid in full, pay to LC Issuer LC Collateral as required under Section 2.16(a)), such prepayment to be made in full on or before the thirtieth (30th) day after delivery of such notice to Administrative Agent from Borrower;

B. give written notice to Administrative Agent electing to prepay the principal of the Loans (and after all Loans are repaid in full, provide LC Collateral in accordance with Section 2.16(a)) in two installments in an aggregate amount at least equal to such Borrowing Base Deficiency, with the first such installment equal to or in excess of one-half of such Borrowing Base Deficiency, and with the first such installment to be paid within sixty (60) days after the

32	[CREDIT AGREEMENT]

giving of such notice by Administrative Agent to Borrower of such Borrowing Base Deficiency and the second installment to be in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency in full and to be due and payable within 120 days after the giving of such notice by Administrative Agent to Borrower; provided, however, Borrower shall have demonstrated to the satisfaction of Administrative Agent on or before the date of the first such payment that Borrower has sufficient available cash from its Projected Oil and Gas Production to make such payments;

C. give written notice to Administrative Agent that Borrower desires to provide (or cause to be provided by other current or future Restricted Persons) Administrative Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other security documents in form and substance similar to the Security Documents previously delivered to Administrative Agent (with any changes required to conform to changes in Law or changes in the type of Collateral covered thereby), and otherwise satisfactory to Administrative Agent, granting, confirming, and perfecting first and prior liens or security interests in Collateral acceptable to Required Lenders subject to no liens other than Permitted Liens, to the extent needed to allow Required Lenders to increase the Borrowing Base (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount which eliminates such Borrowing Base Deficiency, and such Security Documents shall be executed and delivered to Administrative Agent within thirty (30) days after Administrative Agent confirms to Borrower what Collateral shall be required. If, prior to any such specification by Administrative Agent, Required Lenders determine that the giving of such Security Documents will not serve to eliminate such Borrowing Base Deficiency, then, within five Business Days after receiving notice of such determination from Administrative Agent, Borrower will elect to make, and thereafter make, the prepayments specified in either of the preceding subsections (A) or (B) of this subsection (b)(ii); or

D. eliminate such Borrowing Base Deficiency through a combination of prepayments of the Loans or submission of additional Collateral as set forth in clauses (A) and (C) above in this subsection (d)(ii).

(e) Beginning on the date that is one calendar month after the Closing Date and on the same date of each month thereafter until, but excluding, the Term Maturity Date, Borrower shall repay the Term Loans in a principal amount of $2,083,333.33 (the “Monthly Term Repayment”), and on the Term Maturity Date, Borrower shall repay the remaining outstanding principal amount of the Term Loans.

(f) Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment. All mandatory prepayments under subsections (a) through (d) of this Section 2.7 shall be applied as provided in Section 3.1(f).

33	[CREDIT AGREEMENT]

Section 2.8. Initial Borrowing Base. During the period from the date hereof to the first Determination Date the Borrowing Base shall be $70,000,000.

Section 2.9. Subsequent Determinations of Borrowing Base.

(a) (i) By December 1, 2009 and (ii) April 1 and October 1 of each year beginning April 1, 2010, Borrower shall furnish to each Lender all information, reports and data which Administrative Agent has then requested concerning Restricted Persons’ businesses and properties (including their Oil and Gas Properties and interests and the reserves and production relating thereto), together with, as applicable, the Engineering Report as of December 31 of the immediately preceding year described in Section 6.2(f) or as of June 30 of such year described in Section 6.2(g); provided, however, that the information provided by Borrower in connection with the December 1, 2009 determination of the Borrowing Base shall relate to Restricted Persons’ businesses and properties as of October 1, 2009. Within thirty days after receiving such information, reports and data, or as promptly thereafter as practicable, Administrative Agent shall determine the amount of a proposed Borrowing Base; and Administrative Agent shall then deliver to each Lender such proposed Borrowing Base. Within fifteen days after the Lenders’ receipt of such proposed Borrowing Base, or as promptly thereafter as practicable, Required Lenders shall agree on an amount for the Borrowing Base (provided that all Lenders must agree on any increase in the Borrowing Base), which need not be equal to such proposed Borrowing Base. Required Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value which they in their discretion assign to the Present Value of the various Oil and Gas Properties of Restricted Persons that will constitute Borrowing Base Properties at the time in question and based upon such other credit factors (including without limitation the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Restricted Persons) as they in their discretion deem significant. If Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) have not approved the Borrowing Base within the fifteen day period after their receipt of such proposed Borrowing Base, Administrative Agent shall poll Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) and such amount shall then become the Borrowing Base. Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. IT IS EXPRESSLY UNDERSTOOD THAT LENDERS AND ADMINISTRATIVE AGENT HAVE NO OBLIGATION TO AGREE UPON OR DESIGNATE THE BORROWING BASE AT ANY PARTICULAR AMOUNT, WHETHER IN RELATION TO THE MAXIMUM CREDIT AMOUNT OR OTHERWISE, AND THAT LENDERS’ COMMITMENTS TO ADVANCE FUNDS HEREUNDER IS DETERMINED BY REFERENCE TO THE BORROWING BASE FROM TIME TO TIME IN EFFECT, WHICH BORROWING BASE SHALL BE USED FOR CALCULATING COMMITMENT FEES UNDER SECTION 2.5 AND, TO THE EXTENT PERMITTED BY LAW AND REGULATORY AUTHORITIES, FOR THE PURPOSES OF CAPITAL ADEQUACY DETERMINATION AND REIMBURSEMENTS UNDER SECTION 3.2.

34	[CREDIT AGREEMENT]

(b) If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of subsection (a) of this section, Administrative Agent may nonetheless determine the Borrowing Base at any amount that Required Lenders determine and may redetermine the Borrowing Base from time to time thereafter (provided that all Lenders must agree to any increase in the Borrowing Base) until each Lender receives all such information, reports and data, whereupon Required Lenders (or all Lenders, as applicable) shall designate a new Borrowing Base as described above.

(c) In addition to the redeterminations of the Borrowing Base pursuant to subsections (a) and (b) of this section, Borrower and Administrative Agent (or Administrative Agent at the request of Required Lenders) may each request additional determinations (“Special Determinations”) of the Borrowing Base from time to time; provided, that Administrative Agent (or Administrative Agent at the request of Required Lenders) may not request more than two (2) Special Determinations in any calendar year and Borrower may not request more than one (1) Special Determination in any calendar year. In the event Administrative Agent (or Administrative Agent at the request of Required Lenders) requests such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within thirty (30) days following the date of such request, deliver to Lenders an Engineering Report prepared by Staff Engineers and, within sixty (60) days following the date of such request, audited by Independent Engineers (or, at Borrower’s option, prepared by Independent Engineers) as of the last day of the calendar month preceding the date of such request and such other information which Administrative Agent shall have requested. In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Lenders which shall include (i) an Engineering Report prepared by Staff Engineers as of a date not more than thirty (30) days prior to the date of such request (or, in the case of a request made on the 31st day of any calendar month, thirty-one (31) days), (ii) the amount of the Borrowing Base requested by Borrower and to become effective on the Determination Date applicable to such Special Determination and (iii) such other information which Administrative Agent shall have requested. Upon receipt of such Engineering Report and other information, Administrative Agent shall, subject to approval of Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in subsection (a) of this section, which Borrowing Base shall become effective on the Determination Date (or as soon thereafter as Administrative Agent and Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrower).

(d) The Borrowing Base shall reduce simultaneously with the completion by any Restricted Person of any Asset Disposition (other than Asset Dispositions permitted by Section 7.5) by the lesser of (i) the Borrowing Base value (which shall be the Borrowing Base value assigned thereto by the Administrative Agent and approved by the Required Lenders in the most recent Redetermination and provided to Borrower and the Lenders in the notice made on each Determination Date) of the Borrowing Base Properties or Hedging Contracts, if any, which are subject to such Asset Disposition, and (ii) the Net Cash Proceeds received by any Restricted Person from such Asset Disposition.

35	[CREDIT AGREEMENT]

(e) The Borrowing Base shall reduce simultaneously with the issuance by any Restricted Person of any Additional Indebtedness in an amount equal to the Net Cash Proceeds received by such Restricted Person from such issuance.

(f) On any day when Borrower makes any optional or mandatory prepayment of a Term Loan for any reason, the Borrowing Base then in effect shall be reduced by an amount equal to the principal amount of such prepayment made on such day.

Section 2.10. Borrower’s Reduction of Borrowing Base. Until the termination of the Commitment Period, Borrower may, at any time, reduce the Borrowing Base from the amount designated by Administrative Agent to any lesser amount. To exercise such option, Borrower must send notice to Administrative Agent of the amount of the Borrowing Base chosen by Borrower. Any choice by Borrower of a Borrowing Base shall be effective as of the fifth Business Day following Administrative Agent’s receipt of Borrower’s notice and shall continue in effect until the next date as of which the Borrowing Base is redetermined.

Section 2.11. Letters of Credit. Subject to the terms and conditions hereof, Borrower may at any time during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend, one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a) (i) the Total Outstandings do not exceed the Borrowing Base at such time and (ii) the Total Revolver Outstandings do not exceed the Aggregate Revolver Commitments at such time;

(b) the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit;

(c) the expiration date of such Letter of Credit (as extended, if applicable) is prior to the Letter of Credit Termination Date;

(d) such Letter of Credit is to be used for general business purposes of Borrower or a Restricted Person;

(e) such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person other than Indebtedness of any Restricted Person to the extent such Indebtedness relates to the Borrowing Base Properties;

(f) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III;

(g) the form and terms of such Letter of Credit are acceptable to LC Issuer in its sole and absolute discretion; and

(h) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

36	[CREDIT AGREEMENT]

LC Issuer will honor any such request if the foregoing conditions (a) through (h) (the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. LC Issuer may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue any other requested Letter of Credit for any reason which LC Issuer in its sole discretion deems relevant. Borrower may also at any time during the Commitment Period request that LC Issuer extend the expiration date of an existing Letter of Credit or modify an existing Letter of Credit (other than increase or extension) and LC Issuer will honor such request if the LC Conditions are met and no Default exists at the time of such request; provided that in the case of any such modification (other than an increase or extension), LC issuer shall have approved such modification.

Section 2.12. Requesting Letters of Credit.

(a) Borrower must make written application for any Letter of Credit or amendment or extension of any Letter of Credit at least five (5) Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.11 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).

(b) If Borrower so requests in any applicable LC Application, the LC Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the LC Issuer, Borrower shall not be required to make a specific request to the LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, Revolver Lenders shall be deemed to have authorized (but may not require) LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Termination Date; provided, however, that LC Issuer shall not permit any such extension if (A) LC Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.11 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from Administrative Agent that Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the LC Issuer not to permit such extension.

(c) Two (2) Business Days after the LC Conditions for a Letter of Credit have been met as described in Section 2.11 (or if LC Issuer otherwise desires to issue such Letter of Credit

37	[CREDIT AGREEMENT]

earlier), LC Issuer will issue such Letter of Credit at LC Issuer’s office. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer.

Section 2.13. Reimbursement and Participations.

(a) Reimbursement by Borrower. Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower. Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation, together with interest thereon (i) at the rate applicable to Base Rate Loans to and including the first Business Day after such demand is made by LC Issuer and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter. The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Revolver Lenders to make Revolvers Loans to Borrower in the amount of such draft or demand, which Revolver Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1(a), the amount of such Revolver Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Revolver Loans shall not be considered.

38	[CREDIT AGREEMENT]

(c) Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Revolver Lender, and — to induce LC Issuer to issue Letters of Credit hereunder — each Revolver Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Revolver Lender’s own account and risk, an undivided interest equal to such Revolver Lender’s Applicable Revolver Percentage of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Revolver Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Revolver Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer’s address for notices hereunder, such Revolver Lender’s Applicable Revolver Percentage of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower). Each Revolver Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Revolver Lender to LC Issuer pursuant to this subsection is paid by such Revolver Lender to LC Issuer within three (3) Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Revolver Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Revolver Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three (3) Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Revolver Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(d) Distributions to Participants. Whenever LC Issuer has in accordance with this section received from any Revolver Lender payment of such Revolver Lender’s Applicable Revolver Percentage of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Revolver Lender make such payment of its Applicable Revolver Percentage), LC Issuer will distribute to such Revolver Lender its Applicable Revolver Percentage of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Revolver Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

(e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Revolver Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.14. Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (a) to Administrative Agent, for the account of all

39	[CREDIT AGREEMENT]

Revolver Lenders in accordance with their respective Applicable Revolver Percentage, a letter of credit issuance fee at a rate equal to the Letter of Credit Fee Rate then in effect (which shall be increased by two percent (2%) per annum during any period in which interest on the Loans accrues at the Default Rate), and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to one-quarter percent (.250%) per annum times the face amount of such Letter of Credit (but in no event less than $500 per annum). In addition, Borrower will pay to LC Issuer the LC Issuer’s customary fees for issuance, amendment and drawing of each Letter of Credit. The letter of credit fee and the letter of credit fronting fee will be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

Section 2.15. No Duty to Inquire.

(a) Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

(b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to

40	[CREDIT AGREEMENT]

hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

Section 2.16. LC Collateral.

(a) LC Obligations in Excess of Borrowing Base. If, after the making of all mandatory prepayments required under Section 2.7, the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the entire principal balance of the Loans required under Section 2.7 Borrower will immediately pay to LC Issuer an amount equal to such excess. LC Issuer will hold such amount as security for the remaining LC Obligations (all such amounts held as security for LC Obligations being herein collectively called “LC Collateral”) and the other Secured Obligations, and such Collateral may be applied from time to time to any Matured LC Obligations or other Secured Obligations which are due and payable. Neither this subsection nor the following subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligation, including any LC Application, or any rights which any Lender Party may have to otherwise apply any payments by Borrower and any LC Collateral under Section 3.1.

(b) Acceleration of LC Obligations. If the Secured Obligations or any part thereof become immediately due and payable pursuant to Section 8.1 then, unless Required Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by Required Lenders at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding, which amount shall be held by LC Issuer as LC Collateral securing the remaining LC Obligations and the other Secured Obligations, and such LC Collateral may be applied from time to time to any Matured LC Obligations or any other Secured Obligations which are due and payable.

(c) Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by LC Issuer in such Cash Equivalents as LC Issuer may choose in its sole discretion. All interest on (and other proceeds of) such Cash Equivalents (other than Investments) shall be reinvested or applied to Matured LC Obligations or other Secured Obligations which are due and payable. When all Secured Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower’s reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release any remaining LC Collateral. Borrower hereby assigns and grants to LC Issuer a continuing security interest in all LC Collateral paid by it to LC Issuer, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Secured Obligations under this Agreement, each Note, and the other Loan Documents, and Borrower agrees that such LC Collateral, Investments and proceeds shall be

41	[CREDIT AGREEMENT]

subject to all of the terms and conditions of the Security Documents. Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of New York with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

(d) Payment of LC Collateral. When Borrower is required to provide LC Collateral for any reason and fails to do so on the day when required, LC Issuer or Administrative Agent may without prior notice to Borrower or any other Restricted Person provide such LC Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with LC Issuer, or otherwise) using any available funds of Borrower or any other Person also liable to make such payments, and LC Issuer or Administrative Agent will give notice thereof to Borrower or such other Person, as the case may be, promptly after such application or transfer; provided, however, the failure to give such notice shall not affect the validity of such application or transfer. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Security Document, be considered past due Secured Obligations owing hereunder, and LC Issuer is hereby authorized to exercise its respective rights under each Security Document to obtain such amounts.

Section 2.17. Suspension of Eurodollar Rate Option. Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a) Interest Rate Inadequate or Unfair. In the event that the Required Lenders notify Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, Administrative Agent shall promptly so notify Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.

(b) Illegality. If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its Applicable Lending Office to make Eurodollar Loans or to continue to fund or maintain Eurodollar Loans, then, on notice thereof and demand therefor by such Lender to Borrower through Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify Borrower that it has determined that it may lawfully make Eurodollar Loans.

(c) Effect of Suspension. If the obligation of any Lender to make or to continue Eurodollar Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Loan, (C) Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or

42	[CREDIT AGREEMENT]

continue any Eurodollar Loan or to convert any Base Rate Loan into a Eurodollar Loan and (D) each Eurodollar Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan; provided, that, notwithstanding the foregoing to the contrary, Borrower shall not be required to pay any costs described in Section 3.2 in connection with any such mandatory Conversion.

Section 2.18. Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation, or to make its payment under Section 10.4(c).

ARTICLE III—Payments to Lenders

Section 3.1. General Procedures

(a) Procedure. Borrower shall make each payment under any Loan Document not later than 12:00 p.m. (noon), New York City time, on the day when due to Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as Administrative Agent shall have notified Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Bank Name: Deutsche Bank Trust Company America

Bank Address: 60 Wall Street, 28th, New York, NY 10005

ABA: 021001033

Account Name: GECC EFS/T&I Depository Account

Account Number: 50278772

Ref: EF25232 - Energy Partners, Ltd

Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in this Section. The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim. Each Revolver Lender shall make each payment for the account of any LC Issuer (A) if the notice or demand therefor was received by such Revolver Lender prior to 12:00 p.m. (noon), New York City time, on any Business Day, on the next Business Day and (B) otherwise, on the next Business Day following such receipt. Payments received by the Administrative Agent after 12:00 p.m. (noon), New York City time, shall be deemed to be received on the next Business Day.

(b) Computations of Interests and Fees. All computations of interest and of fees shall be made by Administrative Agent on the basis of a year of 360 days (or, in the case of Base Rate

43	[CREDIT AGREEMENT]

Loans whose interest rate is calculated based on the rate set forth in clause (a) of the definition of “Base Rate”, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by Administrative Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of “Eurodollar Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c) Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d) Advancing Payments. Unless Administrative Agent shall have received notice from Borrower to the Lenders prior to the date on which any payment is due hereunder that Borrower will not make such payment in full, Administrative Agent may assume that the Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that Borrower shall not have made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the applicable Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e) Application of Optional Prepayments. Unless otherwise provided in this Section or elsewhere in any Loan Document, all payments and any other amounts received by Administrative Agent from or for the benefit of Borrower shall be applied to repay the Obligations the Borrower designates; provided that all prepayments of Term Loans shall be applied in inverse order of maturity.

(f) Application of Mandatory Prepayments. Subject to the provisions of clause (g) below with respect to the application of payments during the continuance of an Event of Default, any payment made by Borrower to Administrative Agent pursuant to clauses (a) through (d) of Section 2.7 or any other prepayment of the Obligations required to be applied in accordance with this clause (f) shall be applied first, to repay the outstanding principal balance of the Term Loans, in inverse order of maturity, then to the outstanding principal balance of the Revolver Loans, second, to provide cash collateral to the extent and in the manner in Section 2.16 and, then, any excess shall be retained by the Borrower.

(g) Application of Payments During an Event of Default. Borrower hereby irrevocably waives, and agrees to cause each Restricted Person to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Secured Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (e) above, Administrative Agent may, and, upon either (A) the direction of

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the Required Lenders or (B) the termination of the Revolver Commitment or the acceleration of any Obligation pursuant to Section 8.2, shall, apply all payments in respect of any Secured Obligation and all other proceeds of Collateral (i) first, to pay Secured Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to Administrative Agent, (ii) second, to pay Secured Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders and the LC Issuer, (iii) third, to pay interest then due and payable in respect of the Loans and LC Obligations, (iv) fourth, to repay the outstanding principal amounts of the Term Loans, in inverse order of maturity, then to the outstanding principal balance of the Revolver Loans and LC Obligations, to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 2.16 and to pay amounts owing with respect to Lender Hedging Obligations and (v) fifth, to the ratable payment of all other Secured Obligations.

(h) Application of Payments Generally. All payments that would otherwise be allocated to the Lenders pursuant to this Section shall instead be allocated first, to repay interest on any portion of the Loans that Administrative Agent may have advanced on behalf of any Lender and on any LC Obligation, in each case for which Administrative Agent or, as the case may be, the LC Issuer has not then been reimbursed by such Lender or Borrower, second to pay the outstanding principal amount of the foregoing obligations and third, to repay the outstanding principal balance of the Term Loans, in inverse order of maturity, then to the outstanding principal balance of the Revolver Loans. All repayments of any Loans shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Loans, with those Eurodollar Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. If sufficient amounts are not available to repay all outstanding Secured Obligations described in any priority level set forth in this Section, the available amounts shall be applied, unless otherwise expressly specified herein, to such Secured Obligations ratably based on the proportion of the parties’ interest in such Secured Obligations. Any priority level set forth in this Section that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding. Administrative Agent shall have no responsibility to determine the existence or amount of Lender Hedging Obligations, and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations.

Section 3.2. Breakage Costs; Increased Costs; Capital Requirements.

(a) Breakage Costs. Borrower shall compensate each Lender, upon demand from such Lender to Borrower (with copy to Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Loans of such Lender to Borrower but excluding any loss of the Base Rate Margin or Eurodollar Margin, as applicable, on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Defaulting Lender, a proposed Borrowing, conversion into or continuation of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made

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by telephone by the Borrower, (B) to the extent any Eurodollar Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.17) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by Borrower to repay Eurodollar Loans when required by the terms hereof. For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b) Increased Costs. If at any time any Lender or LC Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) increasing the cost to such LC Issuer of Issuing or maintaining any Letter of Credit or of agreeing to do so or (iii) imposing any other cost to such Lender or LC Issuer with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender or LC Issuer (with copy to Administrative Agent), Borrower shall pay to the Administrative Agent for the account of such Lender or LC Issuer amounts sufficient to compensate such Lender or LC Issuer for such increased cost.

(c) Increased Capital Requirements. If at any time any Lender or LC Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or LC Issuer or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender’s or LC Issuer (or any corporation controlling such Lender or LC Issuer) as a consequence of its obligations under or with respect to any Loan Document or Letter of Credit to a level below that which, taking into account the capital adequacy policies of such Lender, LC Issuer or corporation, such Lender, LC Issuer or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender or LC Issuer (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d) Compensation Certificate. Each demand for compensation under this Section 3.2 shall be accompanied by a certificate of the Lender or LC Issuer claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender or LC Issuer may use any reasonable averaging and attribution methods. Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section 3.2 for any such costs or losses incurred more than nine months prior to the date that any such compensation certificate is delivered to Borrower pursuant to this Section 3.2(d).

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Section 3.3. [Intentionally Deleted].

Section 3.4. [Intentionally Deleted].

Section 3.5. Taxes.

(a) Payments Free and Clear of Taxes. Except as otherwise provided in this Section, each payment by any Restricted Person under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to clause (f) below.

(b) Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Restricted Person shall make such deductions, (iii) the relevant Restricted Person shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Restricted Person shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Restricted Person shall be required to indemnify any such Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under this clause (b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 3.7) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under this clause (b).

(c) Other Taxes. In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes or Other Taxes by any Restricted Person, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.3, the original or a certified copy of a receipt evidencing payment thereof.

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(d) Indemnification. The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods. Borrower shall not be required to compensate any Secured Party pursuant to this Section 3.5 for any such costs or losses incurred more than nine months prior to the date that any such compensation certificate is delivered to Borrower pursuant to this Section 3.5(d).

(e) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) Tax Forms. (i) Each Foreign Lender that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Foreign Lender becomes a “Foreign Lender” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (B) in the case of a Foreign Lender claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Foreign Lender to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Foreign Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or

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for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Restricted Persons and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(i) Each Domestic Lender shall (A) on or prior to the date such Domestic Lender becomes a “Domestic Lender” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such Domestic Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(ii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

Section 3.6. [Intentionally Deleted].

Section 3.7. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.4, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Substitution of Lenders.

(i) Substitution Right. In the event that any Lender that is not an Affiliate of Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) or (c) of Section 3.2, (ii) notifies the Borrower pursuant to Section 2.17(b) that it becomes illegal for such Lender to continue to fund or make any Eurodollar Loan in the Facility, (iii) makes a claim for payment pursuant to Section 2.17(a), (iv) becomes a Defaulting Lender or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, Borrower may either pay in full such Affected Lender with respect to

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amounts due with the consent of Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent (in each case, a “Substitute Lender”).

(ii) Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, Borrower shall deliver a notice to Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to Administrative Agent by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment), (ii) in the case of a payment in full of the Obligations owing to such Affected Lender, payment of any amount that, after giving effect to the termination of the Revolver Commitment or Term Commitment, as applicable, of such Affected Lender, is required to be paid pursuant to Section 2.7 and (iii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 10.5 and (B) an assumption agreement in form and substance satisfactory to Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Revolver Commitment or Term Commitment, as applicable, of the Affected Lender.

(iii) Effectiveness. Upon satisfaction of the conditions set forth in clause (ii) above, Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full, such Affected Lender’s Revolver Commitment or Term Commitment, as applicable, shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Revolver Commitments or Term Commitments, as applicable, (B) the Substitute Lender shall become a “Lender” hereunder having a Revolver Commitment or Term Commitment, as applicable, in the amount of such Affected Lender’s Revolver Commitment or Term Commitment, as applicable, and (C) the Affected Lender shall execute and deliver to Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

ARTICLE IV—Conditions Precedent to Lending

Section 4.1. Documents to be Delivered. No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit, unless Administrative Agent shall have received all of the following, duly executed and delivered (as appropriate) and in form, substance and date satisfactory to Administrative Agent:

(a) Loan Documents. Administrative Agent shall have received counterparts of each Loan Document originally executed and delivered by each applicable Restricted Person and in such numbers as Administrative Agent or its counsel may reasonably request.

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(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document of Borrower and each Guarantor, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of Borrower and each Guarantor approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an Responsible Officer as being in full force and effect without modification or amendment; (iv) an existence and good standing certificate from the applicable Governmental Authority of Borrower’s and each Guarantor’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Closing Certificate. Administrative Agent shall have received a “Closing Certificate” of an Responsible Officer of Borrower, of even date with this Agreement, in which such officer certifies to the satisfaction or waiver of each of the conditions set out in subsections of Section 4.1 and Section 4.2; provided that, to the extent such conditions precedent expressly require conditions be satisfied to the “satisfaction” of any Lender or the Administrative Agent (or similar subjective standards), such Responsible Officer shall not be required to certify that such subjective standards have been met.

(d) Governmental Authorizations and Consents. Each Restricted Person shall have obtained all governmental authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Borrower’s real property assets.

(f) Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Administrative Agent have been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 6.8.

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(g) Opinions of Counsel to Restricted Persons. Administrative Agent shall have received originally executed copies of the favorable written opinions of counsel to Restricted Persons opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(h) Fees. Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees required to be paid on the Closing Date to Administrative Agent or any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.

(i) Financial Statements. Lenders shall have received (i) the Initial Financial Statements and (ii) a business and financial plan, together with a capital expenditure schedule, for Borrower, prepared by a senior financial officer thereof, setting forth for the first year thereof, quarterly financial projections and budgets for Borrower, and thereafter yearly financial projections and budgets during the Commitment Period, in each case in form and substance reasonably satisfactory to Administrative Agent, together with a certificate by an Responsible Officer certifying the Initial Financial Statements.

(j) Initial Engineering Report. Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to Administrative Agent.

(k) Title. Administrative Agent shall have received title reports, title opinions, or other title due diligence materials in form, substance and authorship satisfactory to Administrative Agent, with respect to Borrower’s oil and gas reserves representing eighty percent (80%) of the Present Value of the Borrowing Base Properties in connection with the preclosing due diligence.

(l) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to the Borrower’s knowledge, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could be reasonably expected to cause a Material Adverse Change.

(m) Material Adverse Change. No event or circumstance shall have occurred or be continuing since June 30, 2009 that has had, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.

(n) Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Oil and Gas Properties (subject to the provisions of clause (k) of this Section 4.1) and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

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(o) Other Documentation. Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

(p) Repayment of Existing Credit Agreement. Administrative Agent shall have received evidence that prior to or concurrently with the Closing Date (A) the Existing Credit Agreement has been terminated; (B) all obligations under the Existing Credit Agreement have been repaid in full, together with interest thereon and all other amounts (including premiums) owing pursuant to thereto have been repaid in full and all documents with respect to the such indebtedness and all guarantees with respect thereto have been terminated (except as to any provisions which may survive to the extent provided therein) and are of no further force and effect; and (C) the creditors in respect of the Existing Credit Agreement have terminated and released, or assigned to Administrative Agent for the benefit of Lenders, any and all security interests and Liens on the assets owned by the Restricted Persons.

(q) Capital Structure. Administrative Agent shall be satisfied with the corporate governance and capital structure of the Borrower. Borrower shall have received net proceeds of at least $55,000,000 from the incurrence of Permitted Subordinated Indebtedness and, after giving effect to this Agreement and the initial funding of such Permitted Subordinated Indebtedness, and the payment of all other amounts required to be paid in order for Borrower to be in compliance with all covenants under this Agreement on the Closing Date, the sum of Borrower’s cash and Cash Equivalents on hand plus the Unused Borrowing Base shall be not less than $40,000,000.

(r) Plan of Reorganization; Bankruptcy Matters. Borrower’s confirmed Plan of Reorganization, and all amendments and modifications thereto, shall be satisfactory to Administrative Agent in its sole discretion, the Plan of Reorganization shall be effective on the Closing Date contemporaneously with the closing of this Agreement, and the order confirming such Plan of Reorganization shall be satisfactory to Administrative Agent. Pursuant to the Plan of Reorganization, all allowed claims against Borrower and its Subsidiaries that are required to be paid on the Closing Date shall have been satisfied, terminated or otherwise discharged in full, Borrower’s unsecured notes shall have been converted into the common stock of Borrower, and Borrower and its Subsidiaries shall have successfully exited Chapter 11 protection.

(s) ISDA Agreements. Borrower shall have executed and delivered ISDA Master Agreements (and the schedules and other agreements related thereto) with one or more counterparties satisfactory to Administrative Agent.

(t) Hedging Program. Borrower shall have commenced a commodity hedging program that complies with Sections 6.21 and 7.3 and is otherwise satisfactory to Administrative Agent.

(u) Surety Bond Agreements. Borrower shall (i) have executed one or more unsecured surety bond agreements to meet the remaining balance of the $21 million of MMS collateral or bonding requirements under the Borrower’s confirmed Plan of Reorganization and (ii) provided evidence of the termination of the MMS shut-in provisions on terms reasonably satisfactory to the Administrative Agent.

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Section 4.2. Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied after giving effect to the making of such Loan or the issuance of such Letter of Credit:

(a) All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all respects on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit, except to the extent that such representation or warranty was expressly made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which cases such representations and warranties shall have been true and correct in all respects on and of such earlier date.

(b) No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit.

(c) No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change to, Borrower’s Consolidated financial condition or businesses since June 30, 2009.

(d) Each Restricted Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan or the date of issuance of such Letter of Credit.

(e) The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

ARTICLE V—Representations and Warranties

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Administrative Agent and each Lender that:

Section 5.1. No Default. No Restricted Person is in default or in breach of its performance of any of its covenants and agreements contained in any Loan Document which breach constitutes a Default. No event has occurred and is continuing which constitutes a Default.

Section 5.2. Organization and Good Standing. Each Restricted Person (other than Immaterial Subsidiaries) is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its

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business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to cause a Material Adverse Change. Except where the failure to take such actions and procedures could not reasonably be expected to cause a Material Adverse Change, each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3. Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

Section 5.4. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law, (ii) the Organizational Documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no material permit or any other consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

Section 5.6. Initial Financial Statements. Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present Borrower’s Consolidated financial position at the date thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the period thereof. Since June 30, 2009, no Material Adverse Change has occurred, except as reflected in Section 5.6 of the Disclosure Schedule. The audited annual Consolidated financial statements of Borrower that are included in the Initial Financial Statements were prepared in accordance with GAAP. All Initial Financial Statements that are pro forma financial statements were prepared in good faith based upon assumptions believed to be reasonable at the time made and specified therein with such pro forma adjustments as have been accepted by Administrative Agent.

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Section 5.7. Other Obligations and Restrictions. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1. Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to cause a Material Adverse Change.

Section 5.8. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to each Lender in writing which could cause a Material Adverse Change. There are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 5.9. Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending before any Tribunal, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) before any Tribunal which could reasonably be expected to cause a Material Adverse Change or materially impair any Collateral, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property which could reasonably be expected to cause a Material Adverse Change.

Section 5.10. ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in Section 5.10 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in Section 5.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan during the past five years and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to,

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or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in Section 5.10 of the Disclosure Schedule: (a) no “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount.

Section 5.11. Environmental and Other Laws. Except where the failure of any of the following to be true could not reasonably be expected to result in Environmental Liabilities, individually or in the aggregate, in excess of $5,000,000, and except as disclosed in Section 5.11 of the Disclosure Schedule: (a) Restricted Persons are and have been during the applicable statute of limitations conducting their businesses and owning and operating their properties in compliance with all applicable Laws, including Environmental Laws, and have, are in compliance with all Permits necessary under applicable Laws for the operation of their business and all such Permits are in full force and effect; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a Release or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) there are no facts, circumstances or conditions at any of the Oil and Gas Properties that are likely to give rise to any costs or liability under Environmental Laws; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); (e) none of the Restricted Persons has received written notice or has knowledge of (i) any notice of violation, claim, investigation, or inquiry under Environmental Laws or regarding any violation of, or any liability under, Environmental Laws at any of the Oil and Gas Properties or (ii) the revocation or potential revocation of any Permit required under applicable Laws or that any application for any new Permit or renew of any existing Permit will be protested or denied; (f) there has been no Release or, to any Restricted Person’s knowledge, threatened Release of Hazardous Materials at, on, under or from any property owned or operated by a Restricted Person and (g) the Restricted Persons have provided to Lenders complete and correct copies of all environmental site assessment reports, investigation, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) related to the operations and property of the Restricted Persons.

Section 5.12. Names and Places of Business; Line of Business. No Restricted Person has, during the five years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof. Each Restricted Person is engaged principally in the business of acquiring, exploring, developing, operating and disposing of Oil and Gas Properties and the production, marketing, processing, gathering, storage and transporting of hydrocarbons therefrom.

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Section 5.13. Subsidiaries. As of the Closing Date, (i) Borrower does not have any Subsidiary except those listed in Section 5.13 of the Disclosure Schedule or disclosed to Administrative Agent in writing, (ii) there are no Immaterial Subsidiaries other than those designated as such in Section 5.13 of the Disclosure Schedule, and (iii) no Restricted Person has any Equity Interest in any other Person except those listed in Section 5.13 of the Disclosure Schedule and Permitted Investments. Borrower owns, directly or indirectly, the Equity Interests in each of its Subsidiaries which are indicated in Section 5.13 of the Disclosure Schedule or as disclosed to Administrative Agent in writing.

Section 5.14. Government Regulation. Neither Borrower nor any other Restricted Person owing Secured Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.15. Solvency. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby, no Restricted Person will be Insolvent.

Section 5.16. Taxes. Each Restricted Person has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Restricted Person and all other penalties or charges, except taxes which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP. The charges, accruals and revenues on the books of each Restricted Person in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. No Restricted Person has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes.

Section 5.17. Title to Properties; Intellectual Property. Each Restricted Person has (a) good and defensible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the most recent Engineering Report and (b) good and valid title to, or valid leasehold interests in, licenses of, or rights to use, all other Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, in each case free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business, except that no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed. Other than changes which arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Document: (x) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the most recent Engineering Report subject to Permitted Liens and (y) the

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ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the most recent Engineering Reports. Upon delivery of each Engineering Report furnished to the Lenders pursuant to Section 6.2, the statements made in the preceding sentences of this section shall be true with respect to such Engineering Report. Each Restricted Person possesses all licenses or otherwise has valid rights, rights to use all material patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are, in Borrower’s reasonable business judgment, necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

Section 5.18. Regulation U. None of the Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose which violates Regulation U.

Section 5.19. Leases and Contracts; Performance of Obligations. The leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Restricted Persons covered by the most recent Engineering Report are in full force and effect. All material rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties covered by the most recent Engineering Report, have been properly and timely paid. No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties covered by the most recent Engineering Report, where such default could adversely affect the ownership or operation of such Oil and Gas Properties. No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis.

Section 5.20. Sale of Production. Except as set forth in Section 5.20 of the Disclosure Schedule, no Oil and Gas Property covered by the most recent Engineering Report is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 5.20 of the Disclosure Schedule in connection with the Oil and Gas Properties covered by the most recent Engineering Report to which such contract or agreement relates: (i) no Oil and Gas Property

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covered by the most recent Engineering Report is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 120 days’ (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms available with third parties not affiliated with Restricted Persons. Each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by the most recent Engineering Report that is subject to a production sales contract or marketing contract listed on the Disclosure Schedule that is computed in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from such Oil and Gas Property covered by the most recent Engineering Report curtailed substantially below such property’s delivery capacity. Except as set forth in Section 5.20 of the Disclosure Schedule, no Restricted Person, nor any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties covered by the most recent Engineering Report after the date hereof. Except as set forth in Section 5.20 of the Disclosure Schedule, no Oil and Gas Property covered by the most recent Engineering Report is subject to any “take or pay” or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any Oil and Gas Property covered by the most recent Engineering Report may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Except as set forth in Section 5.20 of the Disclosure Schedule, there is no Oil and Gas Property covered by the most recent Engineering Report with respect to which any Restricted Person, or any Restricted Person’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property covered by the most recent Engineering Report would entitle it to take; and the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Restricted Person is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. Except as set forth in Section 5.20 of the Disclosure Schedule, no Oil and Gas Property covered by the most recent Engineering Report is subject to a gas balancing arrangement under which one or more third parties may take a portion of the production attributable to such Oil and Gas Property covered by the most recent Engineering Report without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties. No Oil and Gas Property covered by the most recent Engineering Report is subject at the present time to any regulatory refund obligation and, to the best of Restricted Person’s knowledge, no facts exist which might cause the same to be imposed.

Section 5.21. Operation of Oil and Gas Properties. The Oil and Gas Properties covered by the most recent Engineering Report (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties covered by the most recent Engineering Report after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity

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with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property covered by the most recent Engineering Report and in conformity with the Permitted Liens. Except as may be mandated by any Governmental Authority, no Oil and Gas Property covered by the most recent Engineering Report is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof. None of the wells located on the Oil and Gas Properties covered by the most recent Engineering Report (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties, rights-of-way or sub-surface easements covered by the most recent Engineering Report (or, in the case of wells located on properties unitized therewith, such unitized properties). Except as set forth in Section 5.21 of the Disclosure Schedule and wells that have been properly plugged and abandoned, there are no dry holes, or otherwise inactive wells, located on the Oil and Gas Properties covered by the most recent Engineering Report or on lands pooled or unitized therewith. Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Properties covered by the most recent Engineering Report, and no Restricted Person has received notice of any violations in respect of any such licenses or permits.

Section 5.22. Ad Valorem and Severance Taxes; Litigation. Except as set forth in Section 5.22 of the Disclosure Schedule, each Restricted Person has paid and discharged all ad valorem taxes that are payable and have been assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes that are payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom, except taxes which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP. There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to any Restricted Person’s knowledge, threatened) which might affect the Oil and Gas Property, including any which challenge or otherwise pertain to any Restricted Person’s title to any Oil and Gas Property or rights to produce and sell oil and gas therefrom, which could reasonably be expected to cause a Material Adverse Change or materially impair any Collateral.

Section 5.23. Limitation to Proved Reserves. No representation or warranty is made in Sections 5.19 through 5.21 with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed.

Section 5.24. Insurance. The Oil and Gas Properties of each Restricted Person are insured with financially sound and reputable insurance companies that are not Affiliates of such Restricted Person, in such amounts, with such deductibles and covering such risks as are required to comply with Section 6.8.

Section 5.25. Security Documents. The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Lenders and the parties owed Lender Hedging Obligations a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Restricted Persons in the Collateral described therein. Except for filings contemplated hereby and by the Security Documents from time to time, no filing or other action will be necessary to perfect or protect such Liens.

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ARTICLE VI—Affirmative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Required Lenders have previously agreed otherwise:

Section 6.1. Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party. Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2. Books, Financial Statements and Reports. The Borrower will at all times maintain complete and materially accurate Consolidated books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender Party at Borrower’s expense:

(a) As soon as available, and in any event within 90 days after the end of each Fiscal Year, complete Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion (other than, with respect to the Fiscal Year 2011 financial statements, a “going concern” or like qualification that is solely a result of uncertainty about the Borrower’s ability to refinance or renew Indebtedness under this Agreement maturing within 365 days of such opinion). All audits shall be conducted in accordance with the standards of the Public Company Accounting Oversight Board, respectively, by KPMG LLP or such other independent certified public accounting firm selected by Borrower and acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each (other than the fresh start financial statements for 2009) setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b) As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of Borrower’s earnings and cash flows for such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes.

In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the

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form of Exhibit D signed by the Chief Financial Officer of Borrower (or, prior to the appointment of a Chief Financial Officer, the principal financial officer of Borrower) stating that such financial statements are accurate and complete (subject to normal year-end adjustments and the absence of footnotes), stating that he/she has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 7.11, 7.12 and 7.13 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its equity holders and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the SEC or any similar governmental authority.

(d) Together with each set of financial statements furnished under subsections (a) and (b) of this section, Borrower will furnish a report (in form reasonably satisfactory to Administrative Agent) of all Hedging Contracts of Borrower and each of its Subsidiaries, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.

(e) As soon as available, and in any event by March 31 of each year, commencing with March 31, 2010, a business and financial plan, together with a capital expenditure schedule, for Borrower (in form reasonably satisfactory to Administrative Agent), prepared by a senior financial officer thereof, setting forth for the first year thereof, quarterly financial projections and budgets for Borrower, and thereafter yearly financial projections and budgets during the Commitment Period.

(f) By April 1 of each year, commencing with April 1, 2010, an Engineering Report prepared by Independent Engineers as of December 31 of the immediately preceding year concerning all Oil and Gas Properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Reserves. This report shall be satisfactory to Administrative Agent, shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report.

(g) By October 1 of each year, commencing with October 1, 2009 and promptly following notice of a Special Determination under Section 2.9, an Engineering Report prepared as of the preceding June 30 (or the last day of the preceding calendar month in the case of a Special Determination) by Staff Engineers (or at Borrower’s option, by the Independent Engineers), together with an accompanying report on property sales, property purchases and changes in categories, both in the same form and scope as the reports in (f) above.

(h) Together with each set of financial statements furnished under subsection (b) of this section, a report describing by lease or unit the gross volume of production and sales attributable to production during such quarter from the properties described in the most recent Engineering Report and describing the related severance taxes, other taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such quarter.

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(i) Upon request by Administrative Agent, a list, by name and address, of those Persons who have purchased production during such Fiscal Quarter from the Oil and Gas Properties subject to the Security Documents, giving each such purchaser’s owner number for the applicable Restricted Person and each such purchaser’s property number for each such Oil and Gas Property.

(j) Together with each set of financial statements furnished under subsections (a) and (b) of this section, Borrower will furnish a report (in form reasonably satisfactory to Administrative Agent) setting forth (1) the current amount of cash eligible for withdrawal from the Devon Escrow Account and (2) the current amount of MMS plugging and abandonment obligations.

(k) Within 45 days after the end of the Fiscal Quarter ending September 30, 2009, (i) a plan of remediation which addresses the material weaknesses in the Borrower’s internal control over financial reporting as noted in Borrower’s recent securities filings and approved by Borrower’s senior management and audit committee and (ii) the fresh start Consolidated financial statements of the Borrower.

Section 6.3. Other Information and Inspections. Each Restricted Person will furnish to Administrative Agent any information which Administrative Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with Restricted Persons’ businesses, properties, prospects, financial condition and operations, including all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives subject to the provisions of Section 10.6.

Section 6.4. Notice of Material Events and Change of Address. Borrower will promptly, after becoming aware thereof, notify each Lender Party in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any Material Adverse Change;

(b) the occurrence of any Default;

(c) the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change;

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(d) the occurrence of any Termination Event;

(e) any material changes in Borrower’s accounting or financial reporting practices;

(f) any claim of $250,000 or more, any notice of potential liability of any Restricted Person under any Environmental Laws which might exceed $500,000, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties; and

(g) the filing of any suit or proceeding against any Restricted Person in which an adverse decision could cause a Material Adverse Change or of any dispute, litigation, investigation, proceeding or suspension, or any material development therein, between any Restricted Person and any Governmental Authority.

Upon the occurrence of any of the foregoing Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default, or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.

Borrower will also notify Administrative Agent and Administrative Agent’s counsel in writing at least twenty (20) Business Days prior to the date that any Restricted Person changes its name or its “location” under Section 9.307 of the UCC.

Section 6.5. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in material compliance with all applicable Laws, in material conformity with all applicable contracts, servitudes, leases and agreements, and will from time to time make all repairs, renewals and replacements needed, in Borrower’s reasonable business judgment, to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 6.6. Maintenance of Existence and Qualifications. Each Restricted Person (other than Immaterial Subsidiaries) will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify could cause a Material Adverse Change.

Section 6.7. Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within ninety (90) days past the original invoice billing date therefore, or, if earlier, when due in accordance with its terms, pay and discharge all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge before

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the same becomes delinquent all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by GAAP.

Section 6.8. Insurance.

(a) Borrower shall at all times maintain (at its own expense) insurance required by the Insurance Schedule. All insurance policies covering Collateral shall be endorsed (a) to provide for payment of losses to Administrative Agent as its interests may appear, (b) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without thirty (30) days prior notice to Administrative Agent, (c) to provide for any other matters specified in any applicable Security Document or which Administrative Agent may reasonably require, and (d) to provide for insurance against fire, casualty and any other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured.

(b) Each policy for liability insurance shall provide for all losses to be paid on behalf of Administrative Agent (for the benefit of Lenders) and Restricted Persons as their respective interests may appear, and each policy insuring loss or damage to Collateral shall provide for all losses to be paid directly to Administrative Agent. Each Restricted Person will, if so requested by Administrative Agent, deliver to Administrative Agent original or duplicate policies of such insurance and, as often as Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Each Restricted Person will also, at the request of Administrative Agent, duly execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment. Administrative Agent is hereby authorized to enforce payment under all such insurance policies and to compromise and settle any claims thereunder, in its own name or in the name of the Restricted Persons.

(c) Reimbursement under any liability insurance maintained by Restricted Persons pursuant to this Section 6.8 may be paid directly to the Person who has incurred the liability covered by such insurance. With respect to any loss involving damage to Collateral as to which subsection (d) of this Section 6.8 is not applicable, each Restricted Person will make or cause to be made the necessary repairs to or replacements of such Collateral, and any proceeds of insurance maintained by each Restricted Person pursuant to this Section 6.8 shall be paid to such Restricted Person by Administrative Agent to pay for the costs of such repairs or replacements as such repairs or replacements are made or acquired.

(d) Upon the occurrence and during the continuance of an Event of Default, all insurance payments in respect of such Collateral shall be paid to Administrative Agent for application as a prepayment of the principal amount of the Loans.

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Section 6.9. Performance on Borrower’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same unless such amounts are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP. Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

Section 6.10. Interest. Borrower hereby promises to Administrative Agent and each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify Administrative Agent or any Lender but excluding principal of, and interest on, any Loan, and any Matured LC Obligation, interest on which is covered by Section 2.5 and 2.13(a)) which Borrower has in this Agreement promised to pay to Administrative Agent or such Lender Party and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11. Compliance with Agreements and Law. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in material compliance with all Laws applicable thereto. Each Restricted Person will cause all material licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect.

Section 6.12. Environmental Matters; Environmental Reviews.

(a) Each Restricted Person will comply with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety Permits and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, except to the extent that a failure to do any of the foregoing could not reasonably be expected to result in Environmental Liabilities, individually or in the aggregate, in excess of $1,000,000. No Restricted Person will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable Permits issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances to the extent such action could reasonably be expected to result in Environmental Liabilities, individually or in the aggregate, in excess of $1,000,000. In the event any facts, conditions or circumstances affecting or relating to the Restricted Persons’ properties are reasonably likely to give rise to the liabilities or costs under Environmental Laws that could reasonably be expected to result in Environmental Liabilities, individually or in the aggregate, in excess of $1,000,000, upon Administrative Agent’s request, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ real properties and audit

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of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent and in scope and content satisfactory to Administrative Agent.

(b) Borrower will promptly but in no event later than three (3) Business Days after its receipt thereof, furnish to Administrative Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any Permits or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business that may result in a Restricted Person being liable for $500,000 or more.

(c) Borrower will promptly but in no event later than three days furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location that may result in a Restricted Person being liable for $500,000 or more.

(d) Borrower shall conduct an environmental compliance audit of Restricted Persons’ Oil and Gas Properties and operations on an annual basis, such audit to be in scope and content satisfactory to Administrative Agent.

Section 6.13. Evidence of Compliance. Each Restricted Person will furnish to each Lender at such Restricted Person’s or Borrower’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14. Bank Accounts; Offset. To secure the repayment of the Secured Obligations, Borrower hereby grants to each Lender and LC Issuer a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender and LC Issuer at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender or LC Issuer from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender or LC Issuer and (c) any other credits and claims of Borrower at any time existing against any Lender or LC Issuer, including claims under certificates of deposit. At any time and from time to time after the occurrence and during the continuance of any Event of Default, each Lender and LC Issuer is hereby authorized to foreclose upon, or to offset against the Secured Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to and each Lender and LC Issuer agrees not to exercise any such rights unless an Event of Default is continuing. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

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Section 6.15. Guaranties of Borrower’s Subsidiaries. Each Subsidiary (other than an Immaterial Subsidiary) of Borrower now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by Administrative Agent, and in any event within thirty (30) days following the creation or acquisition of such Subsidiary, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Secured Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance. Each Subsidiary (other than an Immaterial Subsidiary) of Borrower existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder. Borrower will cause each of its Subsidiaries (other than an Immaterial Subsidiary) to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Section 6.16. Agreement to Deliver Security Documents. Borrower agrees to deliver and to cause each Guarantor to deliver, to further secure the Secured Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property which is at such time Collateral or which was intended to be Collateral pursuant to any Security Document previously executed and not then released by Administrative Agent. Furthermore, Borrower agrees to deliver and to cause each Guarantor to deliver, whenever requested by Administrative Agent, in its sole and absolute discretion, transfer orders or letters in lieu thereof with respect to the production and proceeds of production from the Collateral, in form and substance satisfactory to Administrative Agent.

Section 6.17. Collateral.

(a) At all times the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Liens) covering and encumbering (i) the Minimum Collateral Amount, and (ii) all of the issued and outstanding Equity Interests of each Guarantor, and (iii) all other personal property of the Borrower and the Guarantors. On the Closing Date, Borrower and the Guarantors shall deliver to Administrative Agent for the ratable benefit of each Lender, Security Documents covering the foregoing, each in form and substance acceptable to Administrative Agent.

(b) To the extent necessary to comply with subsection (a) immediately above, (i) within 30 days after each Determination Date, Borrower and the Guarantors shall execute and deliver to Administrative Agent, for the ratable benefit of each Lender, deeds of trust, mortgages, chattel mortgages, security agreements and financing statements in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such Guarantor (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by this Section 6.17.

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(c) Within 60 days after each Determination Date, Borrower also agrees to deliver favorable title reports or other title due diligence materials (which may include title opinions and title opinion updates with respect to Borrowing Base Properties acquired after the Closing Date) acceptable to Administrative Agent with respect to Oil and Gas Properties described in subsection (b) immediately above to which are attributable eighty percent (80%) of the Proved Reserves attributable to the Borrowing Base Properties and confirming that Borrower or such Guarantor, as applicable, has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens.

Section 6.18. Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred and is continuing Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. During the continuance of an Event of Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents subject to the terms thereof, including the right to obtain possession of all Production Proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether intentioned or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

Section 6.19. Perfection and Protection of Security Interests and Liens. Borrower and each Guarantor will from time to time deliver to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by Borrower or such Guarantor in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (i) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Secured Obligations and (ii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, the U.S. Bureau of Land Management and the MMS. Borrower and each Guarantor hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral describing the Collateral as “all assets” without the signature of any Restricted Person.

Section 6.20. Mortgaged Property Covenants.

(a) Leases and Contracts; Performance of Obligations. Each Restricted Person will maintain in full force and effect all material oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or

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otherwise relate to such Oil and Gas Property, and each Restricted Person will timely perform all of its obligations thereunder. Each Restricted Person will properly and timely pay all material rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production.

(b) Representation to Continue to be True. Each Restricted Person will carry out its sales of production, will operate the Oil and Gas Properties, and will otherwise deal with the Oil and Gas Properties and the production, in such a way that the representations and warranties in Section 5.19 through 5.21 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

Section 6.21. Hedging Contracts. On or before the date that is five (5) Business Days after the Closing Date, Borrower shall have entered into Hedging Contracts in form and substance, and with volumes, pricing and structure, satisfactory to Administrative Agent and Required Lenders that (i) cover Projected Oil and Gas Production of the Restricted Persons during the two year period following the Closing Date and (ii) cause the difference between (1) the Present Value of the Borrowing Base Properties, after giving effect to such Hedging Contracts and effective as of September 1, 2009 and (2) the Present Value of the Borrowing Base Properties, without giving effect to such Hedging Contracts, to exceed $40,000,000; provided, however, that at least $18,000,000 of such difference must be attributable to Hedging Contracts related to Projected Oil and Gas Production forecasted to occur between September 1, 2010 and September 1, 2011.

Section 6.22. Post Closing Matters. Within ten (10) Business Days of the Closing Date, Borrower shall have (i) executed one or more surety bond agreements providing bonds in an aggregate amount of $47,000,000 to satisfy the MMS bonding or collateral requirements; provided that (A) not more than $7,000,000 is pledged as collateral security for such surety bond agreements and (B) after giving effect to Borrower’s acquisition of such surety bond(s), the sum of Borrower’s cash and Cash Equivalents on hand plus the Unused Borrowing Base shall be not less than $40,000,000 and (ii) paid all allowed claims existing prior to the Petition Date as provided in the Plan of Reorganization.

ARTICLE VII—Negative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Required Lenders have previously agreed otherwise:

Section 7.1. Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a) the Secured Obligations;

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(b) Permitted Subordinated Indebtedness;

(c) obligations under operating leases entered into in the ordinary course of such Restricted Person’s business in arm’s length transactions at competitive market rates under competitive terms and conditions in all respects;

(d) unsecured Indebtedness under any notes among Borrower and the Guarantors that is eliminated in consolidation and is described in Section 7.1 of the Disclosure Schedule, and any other unsecured Indebtedness among Borrower and the Guarantors arising in the ordinary course of business;

(e) Indebtedness arising under Hedging Contracts permitted under Section 7.3;

(f) Indebtedness in respect of Capital Lease Obligations and purchase money obligations; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed an amount equal to $1,000,000;

(g) Indebtedness represented by guarantees by Borrower or a Guarantor of Indebtedness incurred by Borrower or another Guarantor so long as the incurrence of such Indebtedness by Borrower or such other Guarantor is otherwise permitted by the terms of this Agreement;

(h) Indebtedness solely represented by premium financing or similar payment obligations incurred with respect to insurance policies purchased in the ordinary course of business and consistent with past practices; and

(i) miscellaneous items of unsecured Indebtedness of Borrower not described in subsections (a) through (h) which do not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed $1,000,000 at any one time outstanding.

Section 7.2. Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.3. Hedging Contracts.

(a) No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except:

(i) contracts entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Restricted Persons, provided that at all times: (A) no such contract fixes a price for a period later than thirty-six (36) months after such contract is entered into; (B) the aggregate monthly production covered by all such contracts other

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than such contracts providing for floors (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for (1) the months of January through July of each year shall not exceed, in the aggregate for all such contracts for each relevant calendar month, eighty percent (80%), (2) the months of August through November of each year shall not exceed, in the aggregate for all such contracts for each relevant calendar month, twenty percent (20%) and (3) for the month of December of each year shall not, in the aggregate for all such contracts for each relevant calendar month, exceed forty percent (40%), in each case of Restricted Persons’ aggregate Proved Developed Producing Reserves consisting of each of crude oil and natural gas, calculated on a separate basis, anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Restricted Persons’ businesses for such month as determined by the Administrative Agent based on its evaluation of such Proved Developed Producing Reserves; (C) the aggregate monthly production covered by all such contracts providing for floors (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed, when aggregated with all contracts described in subsection (B) above, 100% of Restricted Persons’ aggregate Projected Oil and Gas Production consisting of each of crude oil and natural gas, calculated on an equivalent basis, anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Restricted Persons’ business for such month; (D) except for letters of credit and the Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (E) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who is a Lender or one of its Affiliates; and

(ii) contracts entered into by a Restricted Person with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (A) at the time such Hedging Contract is entered into, the aggregate notional amount of such contracts does not exceed eighty percent (80%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (B) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (C) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who is a Lender or one of its Affiliates.

(b) Borrower shall not cause or permit an early termination of any Hedging Contract on which Administrative Agent and Lenders have included in determining the Borrowing Base unless permitted under Section 7.5 or unless Borrower has complied with the requirements of Section 2.9(d) with respect to such Asset Disposition.

Section 7.4. Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person except that any Subsidiary of Borrower may

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be merged into or consolidated with (a) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity (if one or more of such Subsidiaries is a Guarantor), or (b) Borrower, so long as Borrower is the surviving business entity. No Subsidiary of Borrower will issue any additional shares of its Equity Interests or other securities or any options, warrants or other rights to acquire such additional shares or other securities except to the extent owned directly or indirectly by Borrower and only to the extent not otherwise forbidden under the terms hereof. No Subsidiary of Borrower which is a partnership will allow any diminution of Borrower’s interest (direct or indirect) therein.

Section 7.5. Limitation on Sales of Property. No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its Borrowing Base Properties or other Collateral or any material interest therein (including any sale and leaseback transaction and any sale of Equity Interests), or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except, to the extent not otherwise forbidden under the Security Documents:

(a) equipment which is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;

(b) inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c) Equity Interests of any of Borrower’s Subsidiaries which are transferred to Borrower; and

(d) any other properties which are sold for fair consideration to a Person who is not an Affiliate not in the aggregate in excess of $2,500,000 during any Fiscal Year, provided that such sales do not materially impair or diminish the value of the Collateral or Borrower’s Consolidated financial condition, business or operations.

No Restricted Person will abandon or consent to the abandonment of, any oil or gas well constituting Collateral so long as such well is capable (or is subject to being made capable through drilling, reworking or other operations which it would be commercially feasible to conduct) of producing oil, gas, or other hydrocarbons or other minerals in commercial quantities (as determined without considering the effect of any Security Document). No Restricted Person will elect not to participate in a proposed operation on any Oil and Gas Property constituting Collateral where the effect of such election would be the forfeiture either temporarily (e.g., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Collateral.

Section 7.6. Limitation on Distributions. No Restricted Person will declare or make directly or indirectly any Distribution, other than (a) Distributions payable to Borrower or to Guarantors that are Subsidiaries of Borrower, to the extent not in violation of the investment restrictions of Section 7.7, (b) Distributions by a Restricted Person payable only in such Restricted Person’s common stock, so long as Borrower’s interest in any of its Subsidiaries is not thereby reduced, or (c) payments in respect of Indebtedness permitted under Sections 7.1(d) and 7.1(g).

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Section 7.7. Limitation on Investments and New Businesses. No Restricted Person will (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business; provided that during the Fiscal Year ending December 31, 2009, the aggregate amount of capital expenditure made during such period shall not exceed $10,450,000, excluding de-commissioning expenditures, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations as presently conducted, or (c) make any acquisitions of or capital contributions to or other Investments in any Person or property, other than Permitted Investments.

Section 7.8. Limitation on Credit Extensions. Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than (a) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (b) loans to Restricted Persons.

Section 7.9. Transactions with Affiliates. Neither Borrower nor any of its Subsidiaries will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to (a) transactions among Borrower and its wholly owned Subsidiaries or (b) the Borrower’s entering into the Permitted Subordinated Credit Facility.

Section 7.10. Prohibited Contracts. Except as expressly provided for in the Loan Documents or the documents evidencing the Permitted Subordinated Credit Facility, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction or other consensual restriction on the ability of any Subsidiary of Borrower to: (a) pay dividends or make other distributions to Borrower, (b) to redeem Equity Interests held in it by Borrower, (c) to repay loans and other indebtedness owing by it to Borrower, or (d) to transfer any of its assets to Borrower. No Restricted Person will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Restricted Person will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

Section 7.11. Current Ratio.

(a) The ratio of Borrower’s Consolidated current assets to Borrower’s Consolidated current liabilities will not be less than 1.0 to 1.0 as of the end of each Fiscal Quarter commencing with the Fiscal Quarter ended December 31, 2009. For purposes of this section, (i) any current assets or current liabilities resulting from the requirements of SFAS 133 shall be excluded from current assets and from current liabilities, (ii) the Unused Borrowing Base shall be included as a current asset, and (iii) current maturities of the Secured Obligations shall be excluded from current liabilities.

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(b) The ratio of the sum of Borrower’s Consolidated current assets consisting of cash or Cash Equivalents plus the Unused Borrowing Base plus such amounts as may be withdrawn from the Devon Escrow Account in connection with the performance of current MMS plugging and abandonment obligations to Borrower’s Consolidated current MMS plugging and abandonment obligations will not be less than 1.0 to 1.0 as of the end of each Fiscal Quarter commencing with the Fiscal Quarter ended December 31, 2009.

Section 7.12. Interest Coverage Ratio. As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ended December 31, 2009, the ratio of (a) Consolidated EBITDAX to (b) Interest Expense, in each case for the period of the most recent four consecutive Fiscal Quarters ending on or before such date of determination will not be less than 2.5 to 1.0; provided however, that Consolidated EBITDAX and Interest Expense for any period of four Fiscal Quarters ending prior to September 30, 2010 shall be deemed to be the amount determined by calculating the ratio of Consolidated EBITDAX to Interest Expense for the period from October 1, 2009 through the end of the Fiscal Quarter most recently ended.

Section 7.13. Maximum Total Leverage. As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ended December 31, 2009, the ratio of (a) Total Funded Debt to (b) Consolidated EBITDAX, in each case for the period of the most recent four consecutive Fiscal Quarters ending on or before such date of determination will not be greater than 1.5 to 1.0; provided however, that Consolidated EBITDAX for any period of four Fiscal Quarters ending prior to September 30, 2010 shall be deemed to be the amount determined by annualizing the Consolidated EBITDAX for the period from October 1, 2009 through the end of the Fiscal Quarter most recently ended.

Section 7.14. Material Agreements. Borrower will not amend or permit the amendment of any Restricted Person’s Organizational Documents, any joint operating agreement governing any Borrowing Base Property, or the MMS surety bond agreements, to the extent any such amendment (a) is contrary to the terms of this Agreement or any Loan Document, (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the Loan Documents, or (c) which could reasonably be expected to cause a Material Adverse Change.

Section 7.15. Negative Pledge. Neither Borrower nor any other Restricted Person will enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Restricted Person to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement, the other Loan Documents or the documents evidencing the Permitted Subordinated Credit Facility or (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

Section 7.16. Environmental Matters. No Restricted Person shall cause or permit any of its properties, including Oil and Gas Properties, to be in violation or, or do anything or permit anything to be done which will subject any such property to a Release or threatened Release or Hazardous Materials, where such violation, Release or threatened Release could reasonably be expected to cause a Material Adverse Change.

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ARTICLE VIII—Events of Default and Remedies

Section 8.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) Any Restricted Person fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Any Restricted Person fails to pay any Secured Obligation (other than the Secured Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;

(c) Any “default” or “event of default” occurs under any Loan Document which defines either such term or under the Permitted Subordinated Credit Facility, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document or the Permitted Subordinated Credit Facility, respectively;

(d) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;

(e) Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;

(f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent, or any Restricted Person shall state in writing that any Loan Document is not a valid, binding and enforceable agreement;

(g) Any Restricted Person fails to duly observe, perform or comply with (i) any consent, approval or agreement with any Governmental Authority, (ii) any agreement with any Person, or (iii) any term or condition of any of the foregoing instruments, if such consent, approval, agreement or instrument is materially significant to Borrower or to Borrower and its Subsidiaries on a Consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such consent, approval, agreement or instrument;

(h) Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of the Threshold Amount, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

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(i) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) in excess of the Threshold Amount is incurred with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $500,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(j) Any Restricted Person:

(i) suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty days; or

(ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) suffers the entry against it of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside;

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(k) one or more judgments, orders or decrees (or other similar process) shall be rendered against any Restricted Person (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Restricted Person, to the extent the relevant insurer has not denied coverage therefor) in excess of the Threshold Amount or (B) otherwise, that would cause, in the aggregate, a Material Adverse Change and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 60 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(l) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Restricted Person party thereto, (ii) any Loan Document purporting to grant a Lien to secure any Secured Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document or (iii) (X) any provision set forth in the Subordination Agreement shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any holder of Permitted Subordinated Indebtedness (or any such holder shall so state in writing) or (Y) any Restricted Person shall state in writing that any of the events described in clause (i), (ii) or (iii) above shall have occurred;

(m) any Change of Control occurs; and

(n) any material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (i) Borrower’s Consolidated financial condition, (ii) Borrower’s Consolidated business, assets, operations, properties or liabilities (contingent or otherwise), considered as a whole, or (iii) Borrower’s or any Guarantor’s ability to perform their respective obligations under the Loan Documents (to the extent a party thereto).

Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Required Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either

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or both of the following: (1) terminate any obligation of Revolver Lenders to make Revolver Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

Section 8.2. Remedies. If any Event of Default shall occur and be continuing, Required Lenders, or Administrative Agent at the direction of Required Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

ARTICLE IX—Administrative Agent

Section 9.1. Appointment and Duties. (a) Appointment of Administrative Agent. Each Lender and each LC Issuer hereby appoints General Electric Capital Corporation (together with any successor Administrative Agent pursuant to Section 9.9) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Restricted Person, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and LC Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the LC Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 8.1(j) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Secured Obligation in any proceeding described in Section 8.1(j) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of

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Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for Administrative Agent, the Lenders and the LC Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Restricted Person with, and cash and Cash Equivalents held by, such Lender or LC Issuer, and may further authorize and direct the Lenders and the LC Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender and LC Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders and the LC Issuers (except to the limited extent provided in Section 9.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, LC Issuer or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and LC Issuer hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 9.2. Binding Effect. Each Lender and each LC Issuer agrees that (i) any action taken by Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 9.3. Use of Discretion. (a) No Action without Instructions. Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

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Section 9.4. Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article IX to the extent provided by Administrative Agent.

Section 9.5. Reliance and Liability. (a) Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.5, (ii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Restricted Person) and (iii) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, LC Issuer and Borrower hereby waive and shall not assert (and Borrower shall cause each other Restricted Person to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Restricted Person in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Restricted Person, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Administrative Agent, including as to

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completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Restricted Person or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender or LC Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, LC Issuer, and Borrower hereby waives and agrees not to assert (and Borrower shall cause each other Restricted Person to waive and agree not to assert) any right, claim or cause of action it might have against Administrative Agent based thereon.

Section 9.6. Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Restricted Person or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

Section 9.7. Lender Credit Decision. Each Lender and each LC Issuer acknowledges that it shall, independently and without reliance upon Administrative Agent, any Lender or LC Issuer or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Restricted Person and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Administrative Agent to the Lenders or LC Issuers, Administrative Agent shall not have any duty or responsibility to provide any Lender or LC Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Restricted Person or any Affiliate of any Restricted Person that may come in to the possession of Administrative Agent or any of its Related Persons.

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Section 9.8. Expenses; Indemnities. (a) Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Restricted Person) promptly upon demand for such Lender’s pro rata share with respect to the Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Restricted Person) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Restricted Person), from and against such Lender’s aggregate pro rata share with respect to the Facilities of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 9.9. Resignation of Administrative Agent or LC Issuer. (a) Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b) Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Administrative Agent shall take such action as may be reasonably

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necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

(c) Any LC Issuer may resign at any time by delivering notice of such resignation to Administrative Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the LC Issuer shall remain an LC Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any Matured LC Obligation thereof) with respect to Letters of Credit issued by such LC Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

Section 9.10. Release of Collateral or Guarantors. Each Lender and LC Issuer hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of Borrower from its guaranty of any Secured Obligation of any Restricted Person if all of the Equity Interests of such Subsidiary owned by any Restricted Person are sold in an Asset Disposition permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Disposition, such Subsidiary would not be required to guaranty any Secured Obligations pursuant to Section 6.15; and

(b) any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold by a Restricted Person in a sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 6.17 after giving effect to such sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 7.2 and (iii) all of the Collateral and all Restricted Persons, upon (A) termination of the Revolver Commitments, (B) payment and satisfaction in full of all Loans, all Matured LC Obligations and all other Secured Obligations that Administrative Agent has been notified in writing are then due and payable by the holder of such Secured Obligation, (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any LC Obligation, a back-up letter of credit has been issued), in amounts and on terms and conditions and with parties satisfactory to Administrative Agent and each Indemnitee that is owed such Secured Obligations and (D) to the extent requested by Administrative Agent, receipt by the Secured Parties of liability releases from the Restricted Persons each in form and substance acceptable to Administrative Agent.

Each Lender and LC Issuer hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section.

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Section 9.11. Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Secured Obligations owed to it, taking into account all distributions made by Administrative Agent under Section 3.1, and such payment causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Secured Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Secured Parties share all payments of Secured Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Secured Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Secured Obligations, whether or not acquired pursuant to the foregoing arrangements, may, during the continuance of an Event of Default only, to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Secured Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Tribunal order to be paid on account of the possession of such funds prior to such recovery.

Section 9.12. Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or LC Issuer as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Article IX and Section 10.6 and the decisions and actions of Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, (b) except as set forth specifically herein, each of Administrative Agent, the Lenders and the LC Issuers shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Secured Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Secured Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

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ARTICLE X—Miscellaneous

Section 10.1. Waivers and Amendments; Acknowledgments.

(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement, the other Loan Documents and the Hedging Contracts between Borrower or any Guarantor and a counterparty that is a Lender or an Affiliate of a Lender, set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent or LC Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders (which consent has already been given as to the termination of the Loan Documents as provided in Section 9.10). Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not (I) without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Section 4.1, (2) increase the maximum amount which such Lender is committed hereunder to lend, extend the Revolver Termination Date or the Term Maturity Date, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Note, (4) waive any of the conditions specified in Section 4.2, waive the provisions of Section 2.11(c), or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Required Lenders” or “Required Lenders”, (6) release Borrower from its obligation to pay such Lender’s (or such Lender’s Affiliate’s) Secured Obligations or any Guarantor from its guaranty of such payment, (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, or (8) amend this Section 10.1(a). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolver Commitment or Term Commitment, as applicable, of such Lender may not be increased or extended without the consent of such Lender.

(b) Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance

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on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lenders, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c) Joint Acknowledgment. THIS WRITTEN AGREEMENT, THE OTHER LOAN DOCUMENTS, AND THE HEDGING CONTRACTS BETWEEN BORROWER OR ANY GUARANTOR AND A COUNTERPARTY THAT IS A LENDER OR AN AFFILIATE OF A LENDER, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 10.2. Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Secured Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Secured Obligations under Sections 3.2 through Section 3.5, and any obligations which any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and

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covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower or any other Restricted Person, Administrative Agent or LC Issuer; to the address, facsimile number, electronic mail address or telephone number specified for such person on the signature pages hereto;

(ii) if to any other Lender Party, to it at its address, facsimile number, electronic mail address or telephone number as specified on the Lenders Schedule.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

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Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Borrower, any other Restricted Person, Administrative Agent and LC Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender Party may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and LC Issuer.

Section 10.4. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or LC Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, and one other counsel for the Lenders, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnities. The Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender, each LC Issuer, each Person that each LC Issuer causes to Issue Letters of Credit hereunder and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Secured Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit, or any securities filing of, or with respect to, any Restricted Person, (ii) any commitment letter, proposal letter or term sheet with any Person or any contractual obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Restricted Person or

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any Affiliate of any of them in connection with any of the foregoing, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Equity Interests or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 10.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Restricted Person to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or such Related Person’s operation or ownership thereof, or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Restricted Person and (ii) are attributable solely to acts of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer or such Related Party, as the case may be, such Lender’s Applicable Revolver Percentage and Applicable Term Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), as applicable, of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of Lenders under this paragraph (c) are subject to the provisions of Section 2.17.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee,

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on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

Section 10.5. Successors and Assigns; Joint and Several Liability.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower, each Lender and Administrative Agent and when Administrative Agent shall have been notified by LC Issuer that LC Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Borrower (except for Article IX), Administrative Agent, each Lender and LC Issuer and, to the extent provided in Section 9.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 9.9), none of Borrower, any LC Issuer or Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Term Commitment or Revolver Commitment and its rights and obligations with respect to Revolver Loans and Letters of Credit) to (i) any existing Lender, (ii) Eligible Assignee or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent and, as long as no Event of Default is continuing, Borrower; provided, however, that (x) such sales must be ratable between the Revolver Loans and Term Loans and must be ratable among the obligations owing to and owed by such Lender with respect to such Loans and (y) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolver Commitments and LC Obligations subject to any such sale shall be in a minimum amount of $1,000,000, unless such sale is made to an existing Lender or Eligible Assignee, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Loans or is made with the prior consent of Borrower and Administrative Agent.

(c) Procedure. The parties to each sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Administrative Agent an Assignment via an electronic settlement system designated by Administrative Agent (or if previously agreed with Administrative Agent, via a manual execution and delivery of the assignment) evidencing such sale, together with any existing Note subject to such sale (or any affidavit of loss therefor acceptable to Administrative Agent), any tax forms required to be delivered pursuant to Section 3.5(f) and payment of an assignment fee in the amount of $3,500, provided that (1) if a sale by a Lender is made to an Affiliate or an Approved Fund of such

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assigning Lender, then no assignment fee shall be due in connection with such sale, and (2) if a sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 10.5(b)(iii), upon Administrative Agent (and Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. The assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (i) any applicable Note shall be transferred to such assignee through such entry and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Revolver Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article IX.

(e) Grant of Security Interests. In addition to the other rights provided in this Section, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Equity Interests by notice to Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section, each Lender may, (x) with notice to Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Secured Obligation and (y) without notice to or consent from Administrative Agent or Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to Revolver Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such

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Lender’s rights and obligations, and the rights and obligations of the Restricted Persons and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 3.3 and 3.5, but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 3.5(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Secured Obligations), except for those described in Section 10.1 with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 10.1(a) (or amendments, consents and waivers with respect to Section 9.10 to release all or substantially all of the Collateral). No party hereto shall institute (and each of Borrower shall cause each other Restricted Person not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Revolver Commitments and the payment in full of the Obligations.

(g) Joint and Several Liability. All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.

Section 10.6. Non-Public Information; Confidentiality.

(a) Each Lender and LC Issuer acknowledges and agrees that it may receive material non-public information hereunder concerning the Restricted Persons and their Affiliates and Equity Interests and agrees to use such information in compliance with all relevant policies, procedures and contractual obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b) Each Lender, LC Issuer and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Restricted Person as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Person of such Lender, LC Issuer or the Administrative Agent, as the

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case may be, or to any Person that any LC Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, LC Issuer or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Restricted Person, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Restricted Persons consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender, any LC Issuer or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 10.5(f) or participants, direct or contractual counterparties to any Hedging Contract permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section and those of any other contractual obligation entered into with any Restricted Person (whether or not a Loan Document), the terms of this Section shall govern.

Section 10.7. Governing Law; Submission to Process.

(a) GOVERNING LAW. THIS AGREEMENT AND ANY DISPUTE OR CLAIM ARISING OUT OF OR IN CONNECTION HEREWITH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c) WAIVER OF VENUE. BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.8. Limitation on Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.9. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Hedging Contracts between Borrower or any Guarantor and a counterparty that is a Lender or an Affiliate of a Lender, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received

96	[CREDIT AGREEMENT]

counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Waiver of Jury Trial, Punitive Damages, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.12. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Restricted Person acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the Facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Restricted Person and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, and Borrower and each other Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Restricted Person or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Administrative Agent has neither assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent has advised or is currently advising Borrower, any other Restricted Person or any of their respective Affiliates on other matters) and Administrative Agent has no obligation to Borrower, any other Restricted Person or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan

97	[CREDIT AGREEMENT]

Documents; (iv) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Restricted Persons and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Administrative Agent will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Restricted Persons has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Restricted Persons hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.13. Lender-Creditor Relationship. The relationship between the Lenders, the LC Issuers and the Administrative Agent, on the one hand, and the Restricted Persons, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Restricted Person arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Restricted Persons by virtue of, any Loan Document or any transaction contemplated therein.

Section 10.14. Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Borrower hereby waives, releases and agrees (and shall cause each other Restricted Persons to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.15. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and each Guarantor and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each Guarantor in accordance with the Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

98	[CREDIT AGREEMENT]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

ENERGY PARTNERS, LTD.,
Borrower

By:	/s/ Alan D. Bell
Alan D. Bell
Chief Restructuring Officer

Address:

201 St. Charles Ave, Suite 3400
New Orleans, Louisiana 70170
Attn: John H. Peper
Fax: 504-569-1874

99	[SIGNATURE PAGE TO CREDIT AGREEMENT]

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent, LC Issuer and Lender

By:	/s/ Carl W. Peterson
Carl W. Peterson
Authorized Signatory

Address:

General Electric Capital Corporation
800 Long Ridge Road
Stamford, Connecticut 06927
Attention: Portfolio Manager – Energy Partners, Ltd.
Fax: 203-961-5818

with a copy to:

General Electric Capital Corporation
800 Long Ridge Road
Stamford, Connecticut 06927
Attn: General Counsel, GE Energy Financial Services
Fax: 203-357-6632

100	[SIGNATURE PAGE TO CREDIT AGREEMENT]

MACQUARIE BANK LIMITED, as Lender

By:	/s/ Matthew Forgham
Name:	Matthew Forgham
Title:	Division Director

Address:

Macquarie Bank Limited
No. 1 Martin Place
Sydney NSW 2000
Australia
Attention: Metals and Energy Capital Division, Treasury and Commodities Group
Facsimile No.: +612 8232 4540/+612 8232 3590

with a copy to:

Macquarie Bank Limited-Representative Office
One Allen Center
500 Dallas, Suite 3100
Houston, Texas 77002
Attention: Metals and Energy Capital Division, Treasury and Commodities Group
Facsimile No.: +1 713 275 6222

101	[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE 1

DISCLOSURE SCHEDULE

To supplement the following sections of the Agreement of which this Schedule is a part, Borrower hereby makes the following disclosures:

Section 5.6.	Initial Financial Statements:

Section 5.7.	Other Obligations and Restrictions:

Section 5.9.	Litigation:

Section 5.10.	ERISA Plans and Liabilities:

Section 5.11.	Environmental and Other Laws:

Section 5.12.	Names and Places of Business:

Section 5.13.	Borrower’s Subsidiaries:

Section 5.20.	Sale of Production:

Section 5.21.	Operation of Oil and Gas Properties:

Section 5.22.	Ad Valorem and Severance Taxes:

Section 7.1.	Indebtedness:

102	[CREDIT AGREEMENT – SCHEDULE 1]

SCHEDULE 2

SECURITY SCHEDULE

1.	Guaranty by Subsidiaries (other than Immaterial Subsidiaries) in favor of Administrative Agent.

2.

Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of the Closing Date, by EPL Louisiana in favor of Administrative Agent [EPL Louisiana’s LA properties]

3.

Act of Pipeline Mortgage, Assignment of Revenues, Security Agreement, Fixture Filing and Financing Statement, dated as of the Closing Date, by EPL Pipeline in favor of Administrative Agent [EPL Pipeline’s LA properties]

4.

Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of the Closing Date, by Borrower (authorized to do business in the State of Louisiana as under the name of Energy Partners of Delaware, Ltd.) in favor of Administrative Agent [Borrower’s Louisiana properties]

5.

Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of the Closing Date, by Borrower, in favor of trustee, for the benefit of Administrative Agent [Borrower’s Mississippi properties]

6.	Security Agreement of Borrower and Guarantors in favor of Administrative Agent.

7.	Pledge Agreement of even date herewith by Borrower in favor of Administrative Agent.

8.	Subordination Agreement among Borrower, Administrative Agent and Trustee.

103	[CREDIT AGREEMENT – SCHEDULE 2]

SCHEDULE 3

INSURANCE SCHEDULE

As of the Closing Date, Borrower shall obtain insurance coverage in such amounts, with provisions for such deductible amounts and for such purposes as set forth below, and thereafter such insurance coverage as Borrower and Administrative Agent shall agree upon in writing on or about July 1 of each year. Borrower shall name Administrative Agent as an additional insured.

Coverage. The Company shall procure and maintain in full force and effect the following minimum insurance coverages, at its sole expense, as set forth below. All such insurance carried shall be placed with such insurers having a minimum A.M. Best rating of A:X, and be in such form, with such other terms, conditions, limits and deductibles (subject to the minimum insurance coverages below) and such other or additional insurance to cover increases or changes in risks, policy limits, policy coverages or otherwise are from time to time insured which GECC may reasonably require:

1.

Workers’ Compensation and Employer’s Liability Insurance: Workers’ Compensation insurance, including Occupational Disease coverage, as required by law for all employees of borrower. In addition, Employer’s Liability insurance (including Occupational Disease coverage) in the amount of $1,000,000 per accident bodily injury, $1,000,000 per accident bodily injury by disease and in the aggregate. Such insurance shall provide coverage in the location in which the work is performed and the location in which the Borrower is domiciled. Borrower expressly agrees to comply with all provisions of the Workers’ Compensation Laws of the states wherein said work is being performed.

If there is an exposure of injury or illness under the U.S. Longshoremen’s and Harbor Workers’ Compensation Act, the Jones Act, Outer Continental Shelf Land’s Act or under U.S. or foreign laws, regulations or statutes applicable to maritime employees, coverage shall be included for such injuries or claims and shall have a territorial extension for the area in which the work is performed. Such coverage shall include Maritime Employer’s Liability (MEL) insurance.

2.

General Liability Insurance: Comprehensive or Commercial General Liability Insurance or Marine General Liability Insurance covering all operations performed by or on behalf of Borrower providing coverage for bodily injury (including death), personal/advertising injury, contractual liability, property damage (including loss of use), cross liability, severability of interest or the equivalent, affirmative watercraft coverage amended, liability for pollution and cleanup on a sudden and accidental basis, and products and completed operations liability to a minimum limit of $1,000,000 per occurrence for bodily injury, personal injury and property damage combined. The aggregate limits, if any, shall apply separately to each annual policy period. If this insurance is written on a claims-made policy form, then the policy shall be endorsed to include an extended reporting period of not less than three (3) years.

3.	Protection and Indemnity Insurance: Form SP-23, or its equivalent, including collision liability (if not covered under the Physical Damage/Hull and Machinery placement),

[CREDIT AGREEMENT – SCHEDULE 3]

tower’s liability, marine contractual liability, and sudden and accidental pollution liability with a minimum limit of $1,000,000. This coverage and limit requirement may be satisfied with coverages included in Borrower’s General Liability Insurance policy(ies).

4.

Automobile Liability Insurance: Automobile Liability insurance against claims of bodily injury (including death) and property damage (including loss of use) covering all owned, rented, leased, non-owned, and hired vehicles used in the performance of the Agreement, with a minimum limit of $1,000,000 per accident for bodily injury and property damage and containing appropriate uninsured motorist and No-Fault insurance provisions wherever elected.

5.

Aircraft Liability Insurance: Owned (to the extent that Borrower owns any aircraft) and Non-Owned Aircraft Liability insurance with a minimum limit of $5,000,000 per occurrence for bodily injury and property damage, including passengers and crew.

6.	Excess Liability Insurance: Excess (or Umbrella) Liability insurance with a minimum limit of $150,000,000 in the aggregate covering liabilities arising out of Borrower’s operations,

This insurance shall provide coverage in excess of the underlying primary liability limits, terms, and conditions for each category of liability insurance in the foregoing Items 1, 2, 3, 4, and 5, with the exception of Worker’s Compensation statutory coverage but including Employer’s Liability. The aggregate limits, if any, shall apply separately to each annual policy period. If this insurance is written on a claims-made policy form, then the policy shall be endorsed to include an extended reporting period of not less than three (3) years.

7.	Physical Damage/Hull & Machinery Insurance:

All risk property insurance covering all the company’s physical owned and leased assets against physical loss or damage including but not limited to fire and lightning, extended coverage, collapse, flood, earth movement, windstorm, malicious mischief, and blanket comprehensive boiler and machinery coverage, including electrical malfunction and mechanical breakdown coverage. Such insurance coverage shall be written on a replacement cost basis in an amount equal to full replacement cost values. Such insurance policy shall include an agreed amount endorsement waiving any coinsurance penalty. Such insurance coverage shall not exclude resultant damage caused by faulty workmanship, design or materials. Exclusion of equipment under warranty or guarantee is prohibited.

The insurance coverage required by this Item 7 shall be provided on the basis of an “All Risks” policy form including collision liability (unless collision liability coverage is included within the Liability insurance placements) with navigational limitations adequate for the use and operation of the company’s platforms.

8.

Removal of Debris/Wreckage: Insurance of not less than 25% of replacement value per occurrence in respect of all cost and expenses of, or incidental to, the raising, removal or destruction of the wreckage and/or debris of the Platform when the incurring of such expenses is compulsory by law, ordinance or regulation or when Borrower is liable under contract for such expenses.

[CREDIT AGREEMENT – SCHEDULE 3]

9.

Operators Extra Expense Insurance: With limits of not less than: Area II - $20MM; Area II – Wet $50MM; Area III $70,000,000; Area III – Deepwater $150MM per occurrence, subject to Borrower’s applicable named windstorm sublimits, to cover costs incurred in regaining control of well that becomes a well out of control.

10.

Named Windstorm Coverage: It is understood that insurance coverage under Items 7 (Physical Damage/Hull & Machinery), 8 (Removal of Debris/Wreck) and 9 (Operator’s Extra Expense) for loss, damage or expense arising out of a named windstorm may be subject to an aggregate limit (“Windstorm Limit”) of not less than $55,000,000.

11.

Loss of Production Income: If and when Loss of Production Insurance (LOPI) including contingent exposures shall become available at commercially feasible terms, company shall purchase maximum coverage available up to 12 months net profit plus continuing expenses. Waiting period deductible shall not exceed 60 days.

Commercial feasibility subject to verification by an independent insurance consultant agreeable to both parties. Costs for such independent verification to be borne by the borrower.

12.

Deductibles/Self-Insurance Retentions or Co-Insurance (collectively “Retention”): The aggregate Retention applicable to Items 7, 8 and 9 above shall not exceed $20,000,000 combined per occurrence as respects windstorm and $2,500,000 as respects all other perils. The aggregate Retention applicable to Items 2 and 6 above shall not exceed $50,000 per occurrence.

Endorsements:

A) All the above required insurance policies shall provide for a Waiver of Subrogation or equivalent in favor of GECC

B) All insurance policies described in the foregoing subsections shall be endorsed to:

1. Provide a Severability of Interests or Cross Liability Clause or equivalent;

2. Provide that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Borrower;

3. Name GECC as Additional Insured; provided that the insurance under Items 7 (Physical Damage/Hull & Machinery), 8 (Removal of Debris/Wreckage), 9 (Operator’s Extra Expense) and 10 (Named Windstorm Coverage) shall state GECC as the sole Loss Payee.

4. Delete any “as owner” clause and any other language, which limits or purports to limit the coverage afforded to an insured or an additional insured who is not a shipowner, with coverage to be afforded to all additional insureds in any capacity in which they may be held liable.

[CREDIT AGREEMENT – SCHEDULE 3]

C) A Mortgagee’s Interest Clause or if not available, separate cover in favor of GECC stating that in the event that there is any violation of the terms and conditions of this insurance by one insured, it shall not effect the rights of any lessor, lender and/or mortgagee shall be included on insurance required under Item 7 (Physical Damage / Hull & Machinery), Item 8 (Removal of Debris/Wreckage) and Item 10 (Named Windstorm Coverage).

Additional Insurance - Such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as, under Prudent Platform Operations Practices, are from time to time insured against for property and facilities similar in nature, use and location to Borrower’s operations which GECC may reasonably require.

Third Party Operator Requirements - Borrower shall ensure that the Operator maintains the insurance as set forth in the O&M Agreement and use its best efforts to add the Administrative Agent and the Lenders as additional insureds on the Operator’s third party liability policies.

Certificates of Insurance:

Prior to the commencement of the Agreement, and on an annual basis on or prior to each policy anniversary, Certificates of Insurance evidencing coverage of the types and limits set forth above shall be furnished to Infrastructure. Such Certificates shall contain provisions that no policy coverage reductions or cancellations shall become effective except upon 30-days written notice to GECC; provided, however, that no such coverage reductions or cancellations shall relieve Borrower of its obligation to maintain insurance in accordance with this Schedule 3. Upon request, Borrower will promptly furnish GECC with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained.

Insurance Report. Concurrently with the furnishing of all certificates referred to in this Schedule 3, Borrower shall furnish the GECC with an opinion from independent insurance broker(s), acceptable to the GECC, acting reasonably, stating that all premiums then due have been paid and that, in the opinion of such broker(s), the insurance then maintained by the Company is in accordance with this Schedule 3 Furthermore, upon its first knowledge, such broker(s) shall advise the GECC promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any Person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by Borrower.

[CREDIT AGREEMENT – SCHEDULE 3]

SCHEDULE 4

LENDERS SCHEDULE

	Applicable Revolver Percentage	Revolver Amount	Applicable Term Percentage	Term Amount
General Electric Capital Corporation	71.428571429%	$89,285,714.29	71.428571429%	$17,857,142.86
Macquarie Bank Ltd.	28.571428571%	$35,714,285.71	28.571428571%	$7,142,857.14
TOTAL:		$125,000,000.00		$25,000,000.00

[CREDIT AGREEMENT– SCHEDULE 4]

EXHIBIT A-1

REVOLVING PROMISSORY NOTE

$	September 21, 2009

FOR VALUE RECEIVED, the undersigned, Energy Partners, Ltd., a Delaware corporation (“Borrower”), hereby promises to pay to the order of                                                                   (“Lender”), the principal sum of                                      Dollars ($                ), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement or at such other place as from time to time may be designated by the holder of this Revolver Note.

This Revolver Note (a) is issued and delivered under that certain Credit Agreement of even date herewith among Borrower, General Electric Capital Corporation, as Administrative Agent, and the lenders (including Lender) referred to therein (as from time to time supplemented, amended or restated, the “Credit Agreement”), and is a “Revolver Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Revolver Note shall be made and applied as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Revolver Note, together with all interest accrued hereon, shall be due and payable in full on the Revolver Termination Date.

Notwithstanding the foregoing paragraph and all other provisions of this Revolver Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable Law, may be contracted for, charged, or received on this Revolver Note, and this Revolver Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.

If this Revolver Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Revolver Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Exhibit A – Page 1	[CREDIT AGREEMENT]

Borrower and all endorsers, sureties and guarantors of this Revolver Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Revolver Note, protest, notice of protest, notice of intention to accelerate the maturity of this Revolver Note, declaration or notice of acceleration of the maturity of this Revolver Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Revolver Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Revolver Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of New York (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

ENERGY PARTNERS, LTD.

By:
Name:
Title:

Exhibit A – Page 2	[CREDIT AGREEMENT]

EXHIBIT A-2

TERM PROMISSORY NOTE

$	September 21, 2009

FOR VALUE RECEIVED, the undersigned, Energy Partners, Ltd., a Delaware corporation (“Borrower”), hereby promises to pay to the order of                                                                   (“Lender”), the principal sum of                                      Dollars ($                ), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement or at such other place as from time to time may be designated by the holder of this Term Note.

This Term Note (a) is issued and delivered under that certain Credit Agreement of even date herewith among Borrower, General Electric Capital Corporation, as Administrative Agent, and the lenders (including Lender) referred to therein (as from time to time supplemented, amended or restated, the “Credit Agreement”), and is a “Term Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Term Note shall be made and applied as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The principal amount of this Term Note, together with all interest accrued hereon, shall be due and payable in full on the Term Maturity Date.

Notwithstanding the foregoing paragraph and all other provisions of this Term Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable Law, may be contracted for, charged, or received on this Term Note, and this Term Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.

If this Term Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Term Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Exhibit A – Page 3	[CREDIT AGREEMENT]

Borrower and all endorsers, sureties and guarantors of this Term Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Term Note, protest, notice of protest, notice of intention to accelerate the maturity of this Term Note, declaration or notice of acceleration of the maturity of this Term Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Term Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Term Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of New York (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

ENERGY PARTNERS, LTD.

By:
Name:
Title:

Exhibit A – Page 4	[CREDIT AGREEMENT]

EXHIBIT B

BORROWING NOTICE

Reference is made to that certain Credit Agreement dated as of September 21, 2009 (as amended or supplemented, the “Agreement”), by and among Energy Partners, Ltd. (“Borrower”), General Electric Capital Corporation, as Administrative Agent, and certain financial institutions (“Lenders”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement. Borrower hereby requests a Borrowing of new Loans to be advanced pursuant to Section 2.1 of the Agreement as follows:

Aggregate amount of Borrowing:	$

Type of Loans in Borrowing:

Date on which Loans are to be advanced:

Length of Interest Period for Eurodollar Loans (3 or 6 months):	months

If combined with existing Loans see attached Continuation/Conversion Notice.

To induce Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a) The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b) The representations and warranties of Borrower set forth in the Agreement and the other Loan Documents are true and correct in all respects on and as of the date hereof (except to the extent that the facts on which such representations and warranties are based have been changed by the extension of credit under the Agreement), with the same effect as though such representations and warranties had been made on and as of the date hereof, except for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true in all material respects on and as of such earlier date.

(c) There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon Borrower’s receipt and application of the Loans requested hereby. Borrower will use the Loans hereby requested in compliance with Section 2.4 of the Agreement.

Exhibit B – Page 1	[CREDIT AGREEMENT]

(d) Except to the extent waived in writing as provided in Section 10.1(a) of the Agreement, Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to Loans contained in the Agreement remains satisfied.

(e) The Total Outstandings, after the making of the Loans requested hereby, will not be in excess of the Borrowing Base on the date requested for the making of such Loans.

(f) The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of                     , 20    .

ENERGY PARTNERS, LTD.

By:
Name:
Title:

Exhibit B – Page 2	[CREDIT AGREEMENT]

EXHIBIT C

Form of Notice of Conversion or Continuation

GENERAL ELECTRIC CAPITAL CORPORATION

as Administrative Agent under the

Credit Agreement referred to below

                 ,

Attention:

Re: Energy Partners, Ltd. (the “Borrower”)

Reference is made to the Credit Agreement, dated as of September 21, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and LC Issuers party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders and LC Issuers. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.3 of the Credit Agreement of its request for the following:

a Continuation, on                 ,         , as Eurodollar Loans having an Interest Period of          months of [Term Loans] [Revolver Loans] in an aggregate outstanding principal amount of $                     having an Interest Period ending on the proposed date for such Continuation;

a Conversion, on                 ,         , to Eurodollar Loans having an Interest Period of          months of [Term Loans] [Revolver Loans] in an aggregate outstanding principal amount of $                    ; and

a Conversion, on                 ,         , to Base Rate Loans, of [Term Loans] [Revolver Loans] in an aggregate outstanding principal amount of $                    .

In connection herewith, the undersigned hereby certifies that no Default is continuing on the date hereof, both before and after giving effect to any Loan to be made or Letter of Credit to be issued on or before any date for any proposed Conversion or Continuation set forth above.

ENERGY PARTNERS, LTD.

By:
Name:
Title:

Exhibit C – Page 1	[CREDIT AGREEMENT]

EXHIBIT D

CERTIFICATE ACCOMPANYING

FINANCIAL STATEMENTS

Reference is made to that certain Credit Agreement dated as of September 21, 2009 (as amended or supplemented, the “Agreement”), by and among Energy Partners, Ltd. (“Borrower”), General Electric Capital Corporation, as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof. Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

This Certificate is furnished pursuant to Section 6.2(b) of the Agreement. Together herewith Borrower is furnishing to Administrative Agent and each Lender Borrower’s *[audited/unaudited] financial statements (the “Financial Statements”) as at                      (the “Reporting Date”). Borrower hereby represents, warrants, and acknowledges to Administrative Agent and each Lender that:

(a) the officer of Borrower signing this instrument is the duly elected, qualified and acting                      of Borrower and as such is Borrower’s principal financial officer;

(b) the Financial Statements are accurate and complete and satisfy the requirements of the Agreement;

(c) attached hereto is a schedule of calculations showing Borrower’s compliance as of the Reporting Date with the requirements of Sections 7.11, 7.12 and 7.13 of the Agreement *[and Borrower’s non-compliance as of such date with the requirements of Section(s)                      of the Agreement];

(d) on the Reporting Date Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 6.4 of the Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument *[except for Default(s) under Section(s)                      of the Agreement, which *[is/are] more fully described on a schedule attached hereto].

(e) *[Unless otherwise disclosed on a schedule attached hereto,] The representations and warranties of Borrower set forth in the Agreement and the other Loan Documents are true and correct on and as of the date hereof (except to the extent that the facts on which such representations and warranties are based have been changed by the extension of credit under the Agreement), with the same effect as though such representations and warranties had been made on and as of the date hereof.

The officer of Borrower signing this instrument hereby certifies that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his/her opinion necessary to enable him/her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower and, to the best of his/her knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

Exhibit D – Page 1	[CREDIT AGREEMENT]

IN WITNESS WHEREOF, this instrument is executed as of                     , 20    .

ENERGY PARTNERS, LTD.

By:
Name:
Title:

Exhibit D – Page 2	[CREDIT AGREEMENT]

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below (including, without limitation, any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender] ]

3.	Borrower:	Energy Partners, Ltd.

4. Administrative Agent: General Electric Capital Corporation, as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of September 21, 2009 among Energy Partners, Ltd., the Lenders from time to time party thereto, General Electric Capital Corporation, as Administrative Agent, LC Issuer and the other agents parties thereto.

Exhibit F – Page 1	[CREDIT AGREEMENT]

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]	CUSIP Number

	$	$	%

	$	$	%

	$	$	%

7.	[Trade Date: 4]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolver Commitment,” “Term Commitment,” etc.)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least nine decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit F – Page 2	[CREDIT AGREEMENT]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:
Title

[Consented to]:

[NAME OF RELEVANT PARTY

By:
Title

Exhibit F – Page 3	[CREDIT AGREEMENT]

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

Exhibit F – Page 4	[CREDIT AGREEMENT]

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit F – Page 5	[CREDIT AGREEMENT]